Filed Pursuant to Rule 424(b)(2)
Registration No. 333-122925, 333-122925-01

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2005

Prospectus Supplement

(To Prospectus Dated May 3, 2005)

Citigroup Funding Inc.

ENHANCED INCOME STRATEGYSM

Principal-Protected Notes with Income and Appreciation Potential

Linked to the 2005-7 Dynamic Portfolio IndexSM

             notes

Due                  , 201

$10.00 per note

PAYMENTS DUE FROM CITIGROUP FUNDING INC.

FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

•	The notes will mature on , 201 .

•	At maturity, you will receive $10 in cash for each $10 principal amount of notes held by you plus an index return amount, which may be positive or zero. The index return amount will be based upon the appreciation of the 2005-7 Dynamic Portfolio Index over the term of the notes and may be zero.

•	The 2005-7 Dynamic Portfolio Index is designed to maintain its value at or above 100.00 at maturity while providing exposure to (1) the Buy-Write IndexSM, which tracks the performance of a hypothetical buy-write strategy on the S&P 500 IndexSM, and (2) certain fixed-rate notional bond portfolio.

•	The amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio will be determined according to a pre-determined methodology and may equal up to 150% of the value of the 2005-7 Dynamic Portfolio Index. The allocation may be irreversibly reduced to zero in some circumstances.

•	We expect to pay interest, if any, in cash monthly. The interest payable on the notes will vary and may be zero. The interest on the notes for any month will be based upon the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index and on the notional income on the Buy-Write Index.

•	The Underwriter presently intends to make a market in the notes. The notes will not be listed on any exchange.

Investing in the notes involves a number of risks. See “ Risk Factors” beginning on page S-15.

Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved of the notes or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes represent obligations of Citigroup Funding Inc. only. “Standard & Poor’s®,” “Standard & Poor’s 500®,” “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc. The notes have not been passed on by Standard & Poor’s or The McGraw-Hill Companies, Inc. as to their legality or suitability. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s or The McGraw-Hill Companies, Inc. Standard & Poor’s and The McGraw-Hill Companies, Inc. make no warranties and bear no liability with respect to the notes.

	Per Note	Total

Public Offering Price	$10.00	$
Underwriting Discount	$	$
Proceeds to Citigroup Funding Inc. (before expenses)	$	$

The underwriter expects to deliver the notes to purchasers on or about                     , 2005.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

                    , 2005

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the Enhanced Income Strategy Principal-Protected Notes with Income and Appreciation Potential Linked to the 2005-7 Dynamic Portfolio Index. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the notes, certain information regarding how the 2005-7 Dynamic Portfolio Index is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

Overview

The notes offer the potential for variable income, if any, to be paid monthly along with the safety of principal protection at maturity. Payments due from Citigroup Funding Inc. are fully and unconditionally guaranteed by Citigroup Inc. The notes offer the potential for growth based on the appreciation, if any, of the 2005-7 Dynamic Portfolio Index above a value of 100.00. The monthly interest payments, if any, will be based upon the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index, subject to the limitations described in this prospectus supplement. The 2005-7 Dynamic Portfolio Index is designed to maintain its value at or above 100.00 at maturity while providing exposure to (1) the Buy-Write Index, which is designed to track the performance of a hypothetical “buy-write” strategy on the S&P 500 Index in which notional call options are written on a monthly basis with respect to the S&P 500 Index, and (2) a notional bond portfolio which comprises either (a) notional U.S. Treasury strips or (b) notional discount bonds. The S&P 500 Index is designed to measure the performance of the broad U.S. domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Because the allocation to the Buy-Write Index portfolio within the 2005-7 Dynamic Portfolio Index is driven by a dynamic allocation formula described herein, the performance of the 2005-7 Dynamic Portfolio Index will not track the performance of the Buy-Write Index.

Issuer	Citigroup Funding Inc.

Securities Offered	Enhanced Income Strategy Principal-Protected Notes

Issue Price	$10 per note

Issue Date	, 2005

Payment at Maturity	$10 plus an index return amount, which may be positive or zero, based on the appreciation of the 2005-7 Dynamic Portfolio Index over the term of the notes.

Interest

Variable based upon the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index and on the notional income on the Buy-Write Index and may be zero. Interest will be paid monthly, commencing in November 2005.

Final Maturity Date	Approximately 5.5 years after the date on which the notes are issued.

2005-7 Dynamic Portfolio Index

An index that measures the performance of a hypothetical investment dynamically allocated between the Buy-Write Index and a notional bond portfolio that is designed to maintain the value of the 2005-7 Dynamic Portfolio Index at or above 100.00 at maturity.

Buy-Write Index	An index designed to track the performance of a hypothetical “buy-write” strategy on the S&P 500 Index established before the open of business on May 27, 2005.

The S&P 500 Index	An index that is designed to measure the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

Costs

The Dynamic Portfolio Adjustment Factor, the Notional Participation Facility Fee (if applicable) and the Buy-Write Index Adjustment Factor (if applicable) will reduce the value of the 2005-7 Dynamic Portfolio Index.

Secondary Trading

The notes will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes.

The price of the notes prior to maturity will depend on various interrelated market factors including supply and demand. Sales prior to maturity will be subject to a repurchase spread.

Repurchase Spread	Initially $0.325 per note and declining over the life of the notes.

Selected Purchase Considerations

•	Principal Protection—The payment you receive at maturity will not be less than the principal amount of the notes.

•	Growth Potential—The notes offer the potential for growth based on the appreciation, if any, of the 2005-7 Dynamic Portfolio Index above a value of 100.00. The 2005-7 Dynamic Portfolio Index allocates notional investments between the Buy-Write Index and a notional bond portfolio composed of either notional U.S. Treasury strips or notional discount bonds. The amounts allocated to the Buy-Write Index portfolio and the notional bond portfolio will be determined according to a pre-determined methodology and will vary during the term of the notes in response to changes in market conditions. In general, reallocations are designed to maximize the 2005-7 Dynamic Portfolio Index’s participation in any appreciation of the Buy-Write Index while maintaining the value of the 2005-7 Dynamic Portfolio Index at or above 100.00 at maturity. The appreciation of the Buy-Write Index will be capped as a result of the notional call options included in the value of the Buy-Write Index.

•	Interest—The interest payable on the notes will vary and may be zero. We expect to pay interest, if any, in cash monthly. The interest on the notes for any month will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index. If the amount of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio falls to zero at any time during the term of the notes, no interest will be paid for the remaining term of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of this prospectus supplement. Some of these risks are summarized here.

•	The Payment on the Notes at Maturity Will Not Exceed Their Stated Principal Amount if the Ending Value of the 2005-7 Dynamic Portfolio Index Is Less Than or Equal to 100.00—The maturity payment on the notes will not be greater than their stated principal amount if the ending value of the 2005-7 Dynamic Portfolio Index is less than or equal to its initial value of 100.00. This will be true even if the value of the 2005-7 Dynamic Portfolio Index exceeds 100.00 at one or more times during the life of the notes but the ending value of the 2005-7 Dynamic Portfolio Index is less than or equal to 100.00. The maturity payment may be less than the return on a direct investment in the stocks underlying the S&P 500 Index, a derivative instrument related to the S&P 500 Index or a direct investment in a strategy that replicates the Buy-Write Index.

•	The Use of Notional Borrowed Funds Will Magnify the Effect of Changes in the Value of the Buy-Write Index on the Value of the 2005-7 Dynamic Portfolio Index—The notional investment in the Buy-Write Index portfolio may involve, through the Notional Participation Facility, the use of notional borrowed funds. The use of notional borrowed funds will increase the 2005-7 Dynamic Portfolio Index’s exposure to movements in the value of the Buy-Write Index and will therefore make the 2005-7 Dynamic Portfolio Index more volatile than the Buy-Write Index. Accordingly, if the value of the Buy-Write Index decreases when notional borrowed funds are outstanding under the Notional Participation Facility, the value of the 2005-7 Dynamic Portfolio Index will decrease by a greater amount than will the value of the Buy-Write Index.

•	The Monthly Interest Payments Are Variable—The interest payable on the notes will vary and may be zero. We expect to pay interest, if any, in cash monthly. The interest on the notes for any month will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index. As a result, the monthly interest payment, if any, may be lower than the notional income on the Buy-Write Index. If the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio falls to zero at any time during the term of the notes, no interest will be paid for the remaining term of the notes. Also, if the value of the 2005-7 Dynamic Portfolio Index (less any notional income on the Buy-Write Index) is less than or equal to 105% of the Bond Floor (established to maintain the value of the 2005-7 Dynamic Portfolio Index at or above 100.00 at maturity) on the last day of any monthly calculation period (except the last monthly calculation period before maturity), any notional income on the Buy-Write Index relating to that monthly calculation period will be notionally reinvested in the Buy-Write Index portfolio and no interest will be paid on the notes on the interest payment date relating to that monthly calculation period. Since the monthly interest payments are variable and may be zero, and there can be no assurance that the notes’ payment at maturity will exceed the amount initially invested, the return on the notes may be lower than the return earned on a fixed income investment with comparable ratings and maturity.

•	You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop—The notes will not be listed on any exchange. There is currently no secondary market for the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. Although Citigroup Global Markets Inc. intends to make a market in the notes, it is not obligated to do so.

•	The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity May Be Substantially Less Than the Amount You Originally Invest—The notes may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your notes prior to maturity, due to changes in the prices of and the dividend yields on the stocks underlying the S&P 500 Index, interest rates, the earnings performance of the issuers of the stocks underlying the S&P 500 Index, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness.

•	The Payment on the Notes at Maturity and the Monthly Interest Payments Are Subject to Market Risks—The maturity payment on the notes and the monthly interest payments, if any, are linked to the performance of, and allocation of the value of the 2005-7 Dynamic Portfolio Index to, the Buy-Write Index portfolio, which will fluctuate in response to market conditions, and the prices of the stocks underlying the S&P 500 Index. In addition, the trading value of the notes may be affected by changes in interest rates. As a result, your return on the notes may be less than the yield on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

•	Citigroup Funding Will Receive Compensation for Certain Activities and Services Relating to the Notes—Citigroup Funding and its affiliates involved in the offering of the notes will receive compensation for activities and services (including potential profits associated with the hedging activities of Citigroup Global Markets Inc. or one of its affiliates and the retention of the Notional Participation Facility Fee) provided in connection with the notes.

•	U.S. Federal Income Tax Treatment of the Notes—The notes will be subject to contingent debt treatment for U.S. federal income tax purposes and any gain recognized by U.S. Holders at maturity generally will be treated as ordinary income rather than capital gain.

SUMMARY Q&A

What Are the Notes?

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The notes mature on                 , 201   and do not provide for earlier redemption by you or by us.

Each note represents a principal amount of $10. You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes — Book-Entry System” in this prospectus supplement and the section “Book-Entry Procedures and Settlement” in the accompanying prospectus.

What Does “Principal-Protected” Mean?

“Principal-protected” means that your principal investment in the notes is not at risk at maturity if there is a decline in the 2005-7 Dynamic Portfolio Index.

How Will the Return on the Notes Be Determined?

Your return on the notes will comprise monthly interest payments, if any, and the index return amount. The interest payable on the notes will vary and may be zero. The interest on the notes for any month will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index based upon the S&P 500 Index (“the Buy-Write Index”). The index return amount is based on the closing value of the 2005-7 Dynamic Portfolio Index on the fifth index business day before the maturity date, but in no event will the index return amount be less than zero.

There is no guarantee that you will receive any interest payments during the term of the notes or that the index return amount will be greater than zero. However, because the notes are principal-protected at maturity, your return on the notes cannot be less than zero and your maturity payment cannot be less than the principal amount of $10 per note.

Will I Receive Interest on the Notes?

The interest payable on the notes will vary and may be zero. We expect to pay interest, if any, in cash monthly on the fifth index business day after the third Friday of each month or, if such day is not a business day, on the next succeeding business day, beginning on November     , 2005, except for the final interest payment, if any, which will be paid at maturity. The interest on the notes for any month will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index. The notional income on the Buy-Write Index will be based upon the dividends on the stocks underlying the S&P 500 Index and the premiums on the options underlying the Buy-Write Index, and will be reduced by the Buy-Write Adjustment Index Factor. If the amount of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio falls to zero at any time during the term of the notes, no interest will be paid for the remaining term of the notes.

In addition, if the value of the 2005-7 Dynamic Portfolio Index (less any notional income on the Buy-Write Index) is less than or equal to 105% of the Bond Floor (established to maintain the value of the 2005-7 Dynamic Portfolio Index at or above 100.00 at maturity) on the last day of any monthly calculation period (except for the last monthly calculation period before maturity), any notional income on the Buy-Write Index during that monthly calculation period will be notionally reinvested in the Buy-Write Index portfolio and no interest will be paid on the notes on the interest payment date relating to that monthly calculation period. For more information about interest payable on the notes, including the calculation of interest payments, you should refer to the section

“Description of the Notes — Interest” in this prospectus supplement. For a table setting forth hypothetical historical interest payments, see “Description of the Notes — Interest — Hypothetical Historical Interest Payments” in this prospectus supplement.

What Is the Yield on the Buy-Write Index?

We have established an annual target yield on the Buy-Write Index of 10% on the value of the Buy-Write Index at the beginning of each monthly calculation period, net of the Buy-Write Index Adjustment Factor. Please note that the annual target yield is not established on the value of the Dynamic Portfolio Index. The dollar amount of the annual target yield may change as the value of the Buy-Write Index changes. You should also be aware that the actual yield on the Buy-Write Index may not equal the annual target yield. In addition, the annual target yield on the Buy-Write Index is not indicative of your return on the notes or the monthly interest payments, if any, you will receive on the notes because the value of the Dynamic Portfolio Index allocated to the Buy-Write Index is not constant.

The actual yield on the Buy-Write Index will be different from the target yield on the Buy-Write Index if the actual dividend yield on the stocks underlying the S&P 500 Index for a monthly calculation period differs from the annualized historical dividend yield on those stocks at the beginning of that monthly calculation period. Further, because the Buy-Write Index Adjustment Factor is subtracted from the value of the Buy-Write Index on a daily basis, the actual yield on the Buy-Write Index may be different than the target yield.

The difference between the annual target yield and the annualized historical dividend yield on the underlying stocks will be used to determine the strike price of the notional call option on the S&P 500 Index. However, if the highest strike price bid received by the calculation agent in respect of any notional call option is less than 101% of the closing level of the S&P 500 Index on the day the notional call option is priced, then the calculation agent will set the strike price at 101% and seek premiums for that notional call option based on that strike price. Under these circumstances, the yield on the Buy-Write Index will be different from, and is expected to be less than, the actual target yield on the Buy-Write Index. For more information on the process by which the strike price will be determined, see “Description of the Buy-Write Index — Call Options — Terms of Notional Call Options” in this prospectus supplement.

What Are the Costs Associated with an Investment in the Notes?

The costs associated with an investment in the notes are summarized below:

Index	Associated Costs
2005-7 Dynamic Portfolio Index

•   The Dynamic Portfolio Adjustment Factor of approximately 1.425% per annum (or approximately 1.075% if the allocation to the Buy-Write Index portfolio falls to zero) (calculated as described below in “Description of the 2005-7 Dynamic Portfolio Index — Calculation of the 2005-7 Dynamic Portfolio Index — The Dynamic Portfolio Adjustment Factor”) will reduce the value of the Buy-Write Index portfolio and the notional bond portfolio, and therefore the value of the 2005-7 Dynamic Portfolio Index, on a daily basis; and

•   The Notional Participation Facility Fee will accrue daily on the notional borrowed funds, if any, outstanding under the Notional Participation Facility at a rate equal to the effective Federal Funds Rate plus 1.00% and will reduce the value of the 2005-7 Dynamic Portfolio Index on a daily basis. The Notional Participation Facility is a notional financing facility that permits the allocation to the Buy-Write Index portfolio to exceed 100% of the value of the 2005-7 Dynamic Portfolio Index, subject to a maximum of 150%. We expect that no notional borrowed funds will be outstanding under the Notional Participation Facility on the date the notes are priced for initial sale to the public.

Index	Associated Costs

Buy-Write Index

•   The Buy-Write Index Adjustment Factor of 1.15% per annum will reduce the value of the notional income on the Buy-Write Index and therefore the value of the Buy-Write Index and the Buy-Write Index portfolio on a daily basis.

What Will I Receive at Maturity of the Notes?

At maturity, you will receive an amount in cash equal to $10 plus an index return amount, which may be positive or zero but which will not be negative. Because the index return amount may be zero, the maturity payment could be no greater than the $10 principal amount per note.

How Will the Index Return Amount Be Calculated?

The index return amount will be based on the closing value of the 2005-7 Dynamic Portfolio Index on the fifth index business day before the maturity date. The index return, which is presented in this prospectus supplement as a percentage, will equal the following fraction:

Ending Value – Starting Value Starting Value

provided that the index return will not in any circumstances be less than zero.

The index return amount will equal:

$10 * Index Return

Accordingly, if the index return is zero, the index return amount will be zero and the maturity payment will be the $10 principal amount per note.

The starting value will be 100.00, the initial value of the 2005-7 Dynamic Portfolio Index.

The ending value will be the closing value of the 2005-7 Dynamic Portfolio Index on the fifth index business day before the maturity date.

For more specific information about the “index return amount,” the “index return,” the determination of an “index business day” and the effect of a market disruption event on the determination of the index return amount, see “Description of the Notes — Index Return Amount” in this prospectus supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For a table setting forth hypothetical maturity payments, see “Description of the Notes — Maturity Payment — Hypothetical Examples” in this prospectus supplement.

What Is the 2005-7 Dynamic Portfolio Index and What Does It Measure?

The 2005-7 Dynamic Portfolio Index allocates notional investments between the Buy-Write Index portfolio and either notional U.S. Treasury strips or notional discount bonds, which we refer to as the notional bond portfolio. The allocation between these notional portfolios will change during the term of the notes pursuant to a pre-determined reallocation methodology. Reallocations are designed to maximize the 2005-7 Dynamic Portfolio Index’s participation in any appreciation of the Buy-Write Index while maintaining the value of the 2005-7 Dynamic Portfolio Index at or above 100.00 at maturity. Using notional borrowed funds available through the Notional Participation Facility, the amount of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio could be increased up to 150% of the value of the 2005-7 Dynamic Portfolio Index if the value of the Buy-Write Index increases sufficiently, but the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio could be as low as zero if the value of the Buy-Write Index or interest rates decrease sufficiently. If the amount allocated to the Buy-Write Index portfolio falls to zero at any time during the term of the notes, it will remain zero and no interest will be paid for the remaining term of the notes.

The value of the 2005-7 Dynamic Portfolio Index on any index business day will equal the sum of the Buy-Write Index portfolio and the notional bond portfolio, minus an adjustment factor and any notional borrowed funds outstanding under the Notional Participation Facility. You should refer to “Description of the 2005-7 Dynamic Portfolio Index — Calculation of the 2005-7 Dynamic Portfolio Index” in this prospectus supplement.

You can find out the value of the 2005-7 Dynamic Portfolio Index as of any index business day by contacting the broker or financial advisor through whom you own your notes.

Can You Tell Me More About the 2005-7 Dynamic Portfolio Index Reallocation Methodology?

The reallocation methodology determines the portion of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio and the notional bond portfolio according to a predetermined formula that is described below in “Description of the 2005-7 Dynamic Portfolio Index — Reallocation of the 2005-7 Dynamic Portfolio Index.” The reallocation methodology will allow the 2005-7 Dynamic Portfolio Index to have varying exposure to the Buy-Write Index over the term of the notes and, in general, is designed to maximize the 2005-7 Dynamic Portfolio Index’s participation in any appreciation of the Buy-Write Index while maintaining the value of the 2005-7 Dynamic Portfolio Index at or above 100.00 at maturity. You should refer to “Description of the 2005-7 Dynamic Portfolio Index — Calculation of the 2005-7 Dynamic Portfolio Index” in this prospectus supplement.

A Reallocation Event will occur and a reallocation will be effected when the ratio of (x) the difference between the value of the 2005-7 Dynamic Portfolio Index and the Bond Floor to (y) the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio is less than or greater than certain predetermined ratios. In general, the allocation of the value of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio may increase following increases in the value of the Buy-Write Index (which increases the difference between the value of the 2005-7 Dynamic Portfolio Index and the Bond Floor). Using notional borrowed funds available through the Notional Participation Facility, the amount of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio may equal up to 150% of the value of the 2005-7 Dynamic Portfolio Index. In general, the allocation of the value of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio may decrease following decreases in the value of the Buy-Write Index. In some circumstances, the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio may be reduced to zero, in which case the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to that portfolio will remain zero for the remaining term of the notes. You should refer to “Risk Factors — Risk Factors Relating to the 2005-7 Dynamic Portfolio Index — A Zero Allocation to the Buy-Write Index Portfolio Will Reduce Your Return on the Notes” in this prospectus supplement.

What Is the Notional Bond Portfolio?

The notional bond portfolio will comprise either notional U.S. Treasury strips or notional discount bonds. If the allocation to the Buy-Write Index portfolio is greater than zero, the notional bond portfolio will comprise notional U.S. Treasury strips. If the allocation to the Buy-Write Index portfolio is zero, the notional bond portfolio will comprise notional discount bonds paying a coupon of approximately 1.075% per annum daily. The notional coupons on the notional discount bonds will be reinvested at the close of business on each index business day in the notional bond portfolio through the purchase of additional bond units.

The value of the notional bonds comprising the notional bond portfolio is not intended to represent or indicate that any such bonds or portfolio of bonds exists, is capable of being traded or represents the obligation of any issuer (including the U.S. Treasury). You should refer to “Risk Factors — Risk Factors Relating to the 2005-7 Dynamic Portfolio Index — The Value of the 2005-7 Dynamic Portfolio Index May Be Affected by the Interest Rate Risk Associated with the Notional Bond Portfolio” in this prospectus supplement.

What Are the Consequences of a Zero Allocation to the Buy-Write Index Portfolio?

If the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio falls to zero, it will remain zero for the remaining term of the notes. Since the amount of the interest payments, if any, will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index, if the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio is zero, no interest will be paid for the remaining term of the notes. In addition, the 2005-7 Dynamic Portfolio Index will not participate in any subsequent increase in the value of the Buy-Write Index and your maturity payment will be limited to the principal amount of your notes, except as described below.

In the event the value of the 2005-7 Dynamic Portfolio Index is less than 101% of the Bond Floor and the calculation agent reallocates all the value of the 2005-7 Dynamic Portfolio Index to the notional bond portfolio, your maturity payment will be only slightly greater than the principal amount of the notes.

What Is the Bond Floor?

The “Bond Floor” at any time is the sum of the discounted present values of:

(1) 100.00; and

(2) the Dynamic Portfolio Adjustment Factor (based upon the amount of the Dynamic Portfolio Adjustment Factor calculated when the allocation to the Buy-Write Index portfolio is zero for the purpose of this computation) for each day during the remaining term of the notes through and including the fifth index business day before maturity on a 2005-7 Dynamic Portfolio Index with a value of 100.00.

The component of the Bond Floor equal to 100.00 will be discounted from the fifth index business day before maturity. The component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor for each day during the remaining term of the notes through and including the fifth index business day before maturity will be discounted from the day that the Dynamic Portfolio Adjustment Factor will be calculated and deducted. Accordingly, the Bond Floor will increase in response to decreases in interest rates and will decrease in response to increases in interest rates. You should refer to “Description of the 2005-7 Dynamic Portfolio Index — Reallocation of the 2005-7 Dynamic Portfolio Index — The Bond Floor” in this prospectus supplement.

What Is a “Notional” Investment or Transaction?

A “notional” investment or transaction is a hypothetical investment or transaction in which actual securities are not purchased or sold. The values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the notional bond portfolio will be calculated based on notional investments during the term of the notes, but neither we nor the calculation agent will be required to engage in actual transactions in order to calculate such values. In addition, you will have no rights, including voting rights and the right to receive dividends or option premiums, against any issuer of any stock underlying the S&P 500 Index.

What Is the Dynamic Portfolio Adjustment Factor?

The Dynamic Portfolio Adjustment Factor will accrue daily on the basis of a 365-day year and on any day will equal the product of (1/365) and the sum of:

(1) approximately 0.675; and

(2) approximately 0.75% (or approximately 0.40% if the allocation to the Buy-Write Index portfolio is zero) of the greater of 100.00 and the value of the 2005-7 Dynamic Portfolio Index at the end of the previous day, after effecting any required reallocation.

The Dynamic Portfolio Adjustment Factor will be calculated and subtracted from the Buy-Write Index portfolio and the notional bond portfolio on a pro rata basis at the end of each day after effecting any reallocation on that day, commencing on the business day after the notes are priced for initial sale to the public.

You should refer to “Description of the 2005-7 Dynamic Portfolio Index — Calculation of the 2005-7 Dynamic Portfolio Index — The Dynamic Portfolio Adjustment Factor.” The notional value of the Dynamic Portfolio Adjustment Factor accrued and deducted will be retained by Citigroup Funding. Because the Dynamic Portfolio Adjustment Factor reduces the value of the 2005-7 Dynamic Portfolio Index, the return on an investment in the 2005-7 Dynamic Portfolio Index will be less than the return on a similar investment in a strategy replicating the Buy-Write Index and the notional securities comprising the notional bond portfolio that did not include such a Dynamic Portfolio Adjustment Factor. See “Risk Factors — Risk Factors Relating to the Notes — Your Return on the Notes Will Not Reflect the Return You Would Realize if You Invested Directly in a Strategy That Replicates the Buy-Write Index and the Notional Securities Comprising the Notional Bond Portfolio” in this prospectus supplement.

What Are “Notional Borrowed Funds” and What Is the Notional Participation Facility?

Through the Notional Participation Facility and in accordance with the reallocation methodology, the calculation agent may in some circumstances use notional borrowed funds to notionally finance an investment by increasing the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio. The use of notional borrowed funds will increase the 2005-7 Dynamic Portfolio Index’s exposure to movements in the value of the Buy-Write Index and will therefore make the 2005-7 Dynamic Portfolio Index more volatile than the Buy-Write Index. Accordingly, if the value of the Buy-Write Index increases when amounts are outstanding under the Notional Participation Facility, the value of the 2005-7 Dynamic Portfolio Index will increase by a greater amount than will the value of the Buy-Write Index. Conversely, if the value of the Buy-Write Index decreases when amounts are outstanding under the Notional Participation Facility, the value of the 2005-7 Dynamic Portfolio Index will decrease by a greater amount than will the value of the Buy-Write Index. For risks associated with the use of notional borrowed funds, see “Risk Factors — Risk Factors Relating to the 2005-7 Dynamic Portfolio Index — The Use of Notional Borrowed Funds Will Magnify the Effect of Changes in the Value of the Buy-Write Index on the Value of the 2005-7 Dynamic Portfolio Index” in this prospectus supplement.

The Notional Participation Facility is a notional financing facility that permits the allocation to the Buy-Write Index portfolio to exceed 100% of the value of the 2005-7 Dynamic Portfolio Index, subject to a maximum of 150%. If on any day the allocation to the Buy-Write Index portfolio is greater than or equal to 150% of the value of the 2005-7 Dynamic Portfolio Index, the allocation to the Buy-Write Index portfolio will not be increased that day. In addition, if on any day the Notional Participation Facility Amount is greater than or equal to 75.00, the allocation to the Buy-Write Index portfolio will not be increased that day.

If a reallocation would result in a Notional Participation Facility Amount greater than 75.00, only an amount equal to the difference between 75.00 and the Notional Participation Facility Amount prior to that reallocation will be available to effect that reallocation. For more information on the calculation of fees associated with the Notional Participation Facility, see “Description of the 2005-7 Dynamic Portfolio Index — Calculation of the 2005-7 Dynamic Portfolio Index — The Notional Participation Facility” in this prospectus supplement.

What Is the Buy-Write Index and What Does It Measure?

The Buy-Write Index was established before the open of business on May 27, 2005 with an initial value of 100.00 and is designed to track the performance of a hypothetical “buy-write” strategy on the S&P 500 Index. A buy-write strategy on the S&P 500 Index is an investment strategy in which an investor:

•	invests in the S&P 500 Index; and

•	generally writes (or sells) a call option on the S&P 500 Index.

A buy-write strategy provides income from option premiums, or the value of the option when it is priced, helping to offset losses if there is a decline in the level of the index to which the options relate. However, the strategy limits participation in the appreciation of an index beyond the option’s strike price. Thus, in a period of significant stock market increases, a buy-write strategy will tend to produce lower returns than ownership of the common stocks underlying an index or derivative instruments related to that index. See “Risk Factors — Risk Factors Relating to the Buy-Write Index — The Appreciation of the Buy-Write Index Will Be Capped Due to the Buy-Write Strategy” in this prospectus supplement.

The Buy-Write Index is based on a notional investment in the S&P 500 Index and notional sales of a call option on the S&P 500 Index, generally on a monthly basis, and will be reduced on a daily basis by an adjustment factor. The value of the Buy-Write Index will also include the value of dividends on the stocks underlying the S&P 500 Index and the premiums in respect of the notional call option until the close of business on the last day of the relevant monthly calculation period, at which time that value will be removed.

Please note that an investment in the notes does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the stocks underlying the S&P 500 Index. In addition, you should be aware that the Buy-Write Index is distinct from the CBOE S&P 500 Buy-Write Index, which is calculated by the Chicago Board Options Exchange, and you should not treat them the same.

You can find out the value of the Buy-Write Index as of any index business day by contacting the broker or financial advisor through whom you hold your notes.

How Will You Determine the Notional Income on the Buy-Write Index?

The interest payments, if any, on the notes will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index. The notional income on the Buy-Write Index will be based upon the dividends on the stocks underlying the S&P 500 Index and the premiums on the options underlying the Buy-Write Index, and will be reduced by the Buy-Write Index Adjustment Factor.

How Will You Determine the Value of Notional Call Options Included in the Buy-Write Index?

The mark-to-market value of each notional call option will be determined by the calculation agent in accordance with a Black-Scholes option pricing formula. You should refer to “Description of the Buy-Write Index — Call Options — Valuation of Notional Call Options” in this prospectus supplement.

What Is the Buy-Write Index Adjustment Factor?

The Buy-Write Index Adjustment Factor will accrue daily at a rate of 1.15% (on the basis of a 365-day year) of the value of the Buy-Write Index at the end of the previous day. The Buy-Write Index Adjustment Factor will be calculated and subtracted from the notional income on the Buy-Write Index at the end of each day prior to effecting any reallocation that day. The value of the Buy-Write Index Adjustment Factor for any monthly calculation period will not exceed the value of the notional income on the Buy-Write Index for that monthly calculation period. The notional value of the Buy-Write Index Adjustment Factor accrued and deducted will be retained by Citigroup Funding. Because the Buy-Write Index Adjustment Factor reduces the value of the Buy-Write Index, the return on an investment in the buy-write strategy represented by the Buy-Write Index, and therefore the 2005-7 Dynamic Portfolio Index and the notes, will be less than the return on a buy-write strategy on the S&P 500 Index that did not include such a Buy-Write Index Adjustment Factor. See “Risk Factors — Risk Factors Relating to the Notes — Your Return on the Notes Will Not Reflect the Return You Would Realize if You Invested Directly in a Strategy That Replicates the Buy-Write Index and the Notional Securities Comprising the Notional Bond Portfolio” in this prospectus supplement.

What is the S&P 500 Index and What Does It Measure?

Unless otherwise stated, all information on the S&P 500 Index provided in this prospectus supplement is derived from Standard & Poor’s, which we refer to as S&P, or other publicly available sources. The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 31, 2005, the common stocks of 427 of the 500 companies included in the S&P 500 Index were listed on the New York Stock Exchange (“NYSE”). As of August 31, 2005, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 74% of the market value of Standard & Poor’s internal database of over 6,985 equities. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500 Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500 Index. The float-adjusted methodology excludes blocks of stocks that do not publicly trade, including blocks held by affiliates and governments.

The portfolio composition ratio of the S&P 500 Index portfolio was fixed on May 27, 2005 and will be reduced if any notional call option in the Buy-Write Index relating to the S&P 500 Index has a value greater than zero at expiration. The reduction of the portfolio composition ratio of the S&P 500 Index portfolio will reduce the value of the S&P 500 Index portfolio in the Buy-Write Index.

Please note that an investment in the notes does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of stocks of the companies included in the S&P 500 Index.

How Has the S&P 500 Index Performed Historically?

We have provided tables showing the closing values of the S&P 500 Index on the last index business day of each month from January 2000 to August 2005, and on the last index business day of December from 1947 through 2004, as well as a graph showing the closing values of the S&P 500 Index on the last index business day of December from 1947 through 2004. You can find these tables and the graph in the section “Description of the S&P 500 Index Portfolio — Historical Data on the S&P 500 Index” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the S&P 500 Index in recent years. However, the past performance is not necessarily indicative of how the S&P 500 Index will perform in the future. You should also refer to the section “Risk Factors — The Historical Performance of the S&P 500 Index Is Not an Indication of the Future Performance of the Index” in this prospectus supplement.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

The notes will be treated by Citigroup Funding as contingent payment debt obligations of Citigroup Funding, and by accepting a note each holder agrees to this treatment of the notes. Special U.S. federal income tax rules apply to contingent payment debt obligations. Under these rules, a U.S. Holder of the notes will be required to accrue interest income on the notes regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting and may be required to include interest in taxable income in excess of interest payments actually received in a taxable year. In addition, upon the sale, exchange or other disposition of a note, including redemption of the note at maturity, a U.S. Holder generally will be required to treat any gain recognized upon the disposition of the note as ordinary income, rather than capital gain. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

Citigroup’s consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the six months ended June 30, 2005 and each of the five most recent fiscal years are as follows:

	Six Months Ended June 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of income to fixed charges (excluding interest on deposits)	2.44x	2.65x	3.42x	2.52x	1.93x	1.76x
Ratio of income to fixed charges (including interest on deposits)	1.91x	2.01x	2.43x	1.90x	1.59x	1.49x
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.43x	2.63x	3.39x	2.50x	1.92x	1.75x
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.91x	2.00x	2.41x	1.89x	1.58x	1.48x

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with such offering. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Underwriting” in this prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them.

Citigroup Global Markets Inc. will also act as calculation agent for the notes, the 2005-7 Dynamic Portfolio Index and the Buy-Write Index, and will determine, among other things:

•	the values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the S&P 500 Index portfolio;

•	for purposes of determining the occurrence of a Reallocation Event and the value of the Buy-Write Index for effecting any necessary reallocation, the daily valuation of each notional call option in accordance with a Black-Scholes option pricing formula, as described below in “Description of the Buy-Write Index — Call Options — Valuation of Notional Call Options;”

•	the values of the Dynamic Portfolio Adjustment Factor, the Buy-Write Index Adjustment Factor, the Gap Ratio and the Bond Floor;

•	whether a Reallocation Event has occurred;

•	for purposes of determining the occurrence of a Reallocation Event, the determination of whether a 10% intra-day decrease in the value of the S&P 500 Index has occurred;

•	the amount of any notional borrowed funds under the Notional Participation Facility and any Notional Participation Facility Fee;

•	for purposes of determining the occurrence of a Reallocation Event and the value of the Buy-Write Index for effecting any necessary reallocation, the Reallocation Percentage and any changes made to the amounts allocated to the Buy-Write Index portfolio and the notional bond portfolio following a Reallocation Event;

•	the premium and strike price of notional call options on the S&P 500 Index, which may include premiums and strike prices quoted by Citigroup Global Markets Inc.;

•	on each index business day of each monthly calculation period, the annualized historical dividend yield of the S&P 500 Index;

•	on the last index business day of each monthly calculation period, the reduction, if any, of the portfolio composition ratio of the S&P 500 Index portfolio; and

•	on any date on which Citigroup Global Markets Inc. (or any of our broker-dealer affiliates) repurchases a note before maturity, the repurchase spread described below under “Underwriting.”

Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the notes. You should refer to “Risk Factors — Risk Factors Relating to the Notes — Citigroup Global Markets Inc., an Affiliate of Citigroup Funding and Citigroup, is the Calculation Agent, Which Could Result in a Conflict of Interest” in this prospectus supplement.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through us or one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the S&P 500 Index or in other instruments, such as options, swaps or futures, based upon the S&P 500 Index or the stocks underlying the S&P 500 Index. This hedging activity could affect the value of the stocks underlying the S&P 500 Index and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” and “— The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws (“ERISA-Type Plans”) will not be permitted to purchase or hold the notes. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the notes, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the notes.

Are There Any Risks Associated with My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors” in this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by Citigroup with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2004, (ii) Current Report on Form 8-K filed on September 9, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect discontinued operations and updated business segment disclosure), (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and (iv) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January 31, 2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2, 2005, March 15, 2005, March 16, 2005, April 14, 2005, April 15, 2005, April 20, 2005, May 2, 2005, May 18, 2005, May 24, 2005, May 26, 2005, May 31, 2005, June 1, 2005, June 2, 2005, June 6, 2005, June 7, 2005, June 9, 2005, June 10, 2005, June 16, 2005, June 17, 2005, June 24, 2005, June 29, 2005, June 30, 2005, July 1, 2005, July 14, 2005, July 18, 2005, July 19, 2005, July 28, 2005, August 1, 2005, August 3, 2005, August 22, 2005, August 25, 2005, August 26, 2005, August 30, 2005, September 14, 2005 and September 20, 2005.

You should refer to “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC’s home page on the world wide web on the internet at http://www.sec.gov.

RISK FACTORS

Because the terms of the notes differ from those of conventional debt securities in that the maturity payment will be based on the ending value of the 2005-7 Dynamic Portfolio Index, an investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including among other things, fluctuations in the value of the 2005-7 Dynamic Portfolio Index, and other events that are both difficult to predict and beyond our control.

Risk Factors Relating to the Notes

The Payment on the Notes at Maturity Will Not Exceed Their Stated Principal Amount if the Ending Value of the 2005-7 Dynamic Portfolio Index Is Less Than or Equal to 100.00

Although the maturity payment on the notes will not be less than their stated principal amount, it will not be greater than their principal amount if the ending value of the 2005-7 Dynamic Portfolio Index is less than or equal to 100.00. This will be true even if the value of the 2005-7 Dynamic Portfolio Index exceeds 100.00 at one or more times during the life of the notes but the ending value of the 2005-7 Dynamic Portfolio Index is less than or equal to 100.00.

The Interest Payable on the Notes Will Vary and May Be Zero

The interest payable on the notes will vary and may be zero. The interest on the notes for any month will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index. As a result, the monthly interest payment, if any, may be lower than the notional income on the Buy-Write Index. If the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio falls to zero at any time during the term of the notes, no interest will be paid for the remaining term of the notes. Also, if the value of the 2005-7 Dynamic Portfolio Index (less any notional income on the Buy-Write Index) is less than or equal to 105% of the Bond Floor on the last day of any monthly calculation period (except the last monthly calculation period before maturity), any notional income on the Buy-Write Index during that monthly calculation period will be notionally reinvested in the Buy-Write Index portfolio and no interest will be paid on the notes on the interest payment date relating to that monthly calculation period.

Your Return on the Notes Will Not Reflect the Return You Would Realize if You Invested Directly in a Strategy That Replicates the Buy-Write Index and the Notional Securities Comprising the Notional Bond Portfolio

Your return on the notes will not reflect the return you would realize if you invested directly in a strategy that replicates the Buy-Write Index and the notional securities comprising the notional bond portfolio because, among other things:

•	the Dynamic Portfolio Adjustment Factor will reduce the value of the Buy-Write Index portfolio and the notional bond portfolio, and therefore the 2005-7 Dynamic Portfolio Index, on a daily basis;

•	the notional coupon on the notional discount bonds will be reinvested in the notional bond portfolio through the purchase of additional bond units;

•	the Buy-Write Index Adjustment Factor will reduce the value of the notional income on the Buy-Write Index and therefore the value of the Buy-Write Index and the Buy-Write Index portfolio on a daily basis; and

•	use of the Notional Participation Facility will result in (1) the accrual of notional fees on notional borrowed funds outstanding under the Notional Participation Facility, which will reduce the value of the 2005-7 Dynamic Portfolio Index, and (2) greater exposure to the changes in value of the Buy-Write Index than would a direct investment not involving the use of notional borrowed funds.

The notional value of the Dynamic Portfolio Adjustment Factor and the Buy-Write Index Adjustment Factor accrued and deducted will be retained by Citigroup Funding.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The yield on the notes will be based on the maturity payment and the interest, if any, paid during the term of the notes and may be less than the return you could have earned on other investments. The amount of the maturity payment will depend on the ending value of the 2005-7 Dynamic Portfolio Index, and may not be greater than the principal amount of the notes. The interest payable on the notes will vary and may be zero. The interest on the notes for any month will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index. If the amount of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio falls to zero at any time during the term of the notes, no interest will be paid for the remaining term of the notes. The annual target yield on the Buy-Write Index is not indicative of your return on the notes or the monthly interest payments, if any, you will receive on the notes. If the maturity payment and the cumulative interest payments, if any, result in a yield of less than         % per annum, compounded semi-annually, your return on the notes will be less than the yield on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

The Hypothetical Historical Performance of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the S&P 500 Index Portfolio Reflect Assumptions and Necessary Estimates and Approximations and Are Not Indicative of Their Future Performance

The hypothetical historical values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the S&P 500 Index portfolio, which are included in this prospectus supplement, should not be taken as an indication of the future performance of the 2005-7 Dynamic Portfolio Index during the term of the notes. In addition, the calculations used to determine the hypothetical historical closing values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the S&P 500 Index portfolio contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the S&P 500 Index portfolio during the term of the notes. As a result, the hypothetical historical closing values in this prospectus supplement may be different than they would be if those assumptions were not made and those estimates and approximations were not necessary to calculate the hypothetical historical closing values. The hypothetical historical values in this prospectus supplement, the historical data used by the calculation agent and the calculations used to determine those values have not been reviewed or verified by an independent third party. In addition, changes in the value of the 2005-7 Dynamic Portfolio Index will affect the trading price of the notes, but it is impossible to know in advance whether the value of the 2005-7 Dynamic Portfolio Index will rise or fall.

The Hypothetical Historical Interest Payments on the Notes Reflect Assumptions and Necessary Estimates and Approximations and Are Not Indicative of Future Interest Payments

The hypothetical historical interest payments on the notes, which are included in this prospectus supplement, should not be taken as an indication of future interest payments, if any, on the notes. The hypothetical historical interest payments are based on the same assumptions and are subject to the same estimates and approximations related to the calculation of the hypothetical historical values of the Buy-Write Index described above and set forth in “Description of the Buy-Write Index — Hypothetical Historical Data on the Buy-Write Index.” As a result, the hypothetical historical interest payments in this prospectus supplement may be different than they would be if those estimates and approximations were not necessary in order to calculate the hypothetical historical closing values of the Buy-Write Index. The hypothetical interest payments in this prospectus supplement, the historical data used by the calculation agent and the calculations used to determine those amounts have not been reviewed or verified by an independent third party.

The Hypothetical Maturity Payments on the Notes Are Not Indicative of the Actual Maturity Payment

The hypothetical maturity payments on the notes, which are included in this prospectus supplement, should not be taken as an indication of the actual maturity payment on the notes. The hypothetical maturity payments in this prospectus supplement and the calculations used to determine those amounts have not been verified by an independent third party.

The Use of Annualized Historical Dividend Yields on the S&P 500 Index to Calculate the Notional Income on the Buy-Write Index and the Target Monthly Premium for any Notional Call Option May Cause the Notional Income on the Buy-Write Index and the Strike Price for that Call Option to Be Different Than They Otherwise Would Be Using Current Dividend Yields on the S&P 500 Index

The actual yield of the Buy-Write Index and the target monthly premium for any notional call option will be calculated using annualized historical dividend yields on the S&P 500 Index. However, past dividend yield on the S&P 500 Index is not indicative of what the actual dividend yield on the S&P 500 Index for any monthly calculation period will be. Accordingly, the notional income on the Buy-Write Index and the strike price obtained for that call option using the target monthly premium may be different than they otherwise would have been if the notional income on the Buy-Write Index and the target monthly premium were calculated using current dividend yields on the S&P 500 Index.

The Historical Performance of the S&P 500 Index Is Not an Indication of the Future Performance of the Index

The historical performance of the S&P 500 Index, which is included in this prospectus supplement, should not be taken as an indication of the future performance of the S&P 500 Index during the term of the notes. Changes in value of the S&P 500 Index will affect the trading price of the notes, but it is impossible to predict whether the value of the index will fall or rise.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop

The notes will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the value of the 2005-7 Dynamic Portfolio Index, interest rates and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell your notes prior to maturity may be substantially less than the amount you originally invest if, at such time, the value of the 2005-7 Dynamic Portfolio Index is less than, equal to or not sufficiently above 100.00. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Value of the 2005-7 Dynamic Portfolio Index.    We expect that the market value of the notes will likely depend substantially on the relationship between the initial value of the 2005-7 Dynamic Portfolio Index and the future value of the 2005-7 Dynamic Portfolio Index. However, changes in the value of the 2005-7 Dynamic Portfolio Index may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the 2005-7 Dynamic Portfolio Index exceeds 100.00, you may receive less than the amount that would be payable at maturity based on that value of the 2005-7 Dynamic Portfolio Index because of expectations that the 2005-7 Dynamic Portfolio Index will continue to fluctuate between that time and the time when the ending value of the 2005-7 Dynamic Portfolio Index is determined.

Volatility of the 2005-7 Dynamic Portfolio Index.    Volatility is the term used to describe the size and frequency of market fluctuations. Generally, increases in the volatility of the 2005-7 Dynamic Portfolio Index may result in more frequent Reallocation Events, which may reduce the value of the 2005-7 Dynamic Portfolio Index. As a result, the trading value of the notes may be reduced.

Value of the Buy-Write Index.    A decrease in the value of the Buy-Write Index will likely result in a decrease in the value of the 2005-7 Dynamic Portfolio Index and therefore your notes.

Value of the S&P 500 Index.    We expect that the market value of the notes will likely depend substantially on the relationship between the closing value of the S&P 500 Index on the date of this prospectus supplement and the future value of the S&P 500 Index. However, changes in the value of the S&P 500 Index may not always be reflected, in full or in part, in the market value of the notes.

Trading prices of the underlying stocks of the S&P 500 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment of a particular underlying stock. Hedging activities in the underlying stocks of or derivatives related to the S&P 500 Index by us or one or more of our affiliates, the issuance of securities similar to the notes, and other trading activities by us or one or more of our affiliates and other market participants can also affect the price of the underlying stocks of the S&P 500 Index.

Volatility of the S&P 500 Index.    Volatility is the term used to describe the size and frequency of the market fluctuations. If the volatility of the S&P 500 Index changes during the term of the notes, the market value of the notes may decrease.

Events Involving the Companies Comprising the S&P 500 Index.    General economic conditions and earnings results of the companies whose common stocks comprises the S&P 500 Index and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those stocks increase, the value of the notes may decrease because the S&P 500 Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, the value of the notes may increase.

Interest Rates.    We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates decrease, the value of the notional bond portfolio will increase. However, the Bond Floor may also increase, possibly resulting in a Reallocation Event, even if the value of the Buy-Write Index remains unchanged. Interest rates may also affect the economy and, in turn, the value of the 2005-7 Dynamic Portfolio Index, which (for the reasons discussed above) would affect the value of the notes.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the value of the notes.

Hedging Activities.    Hedging activities related to the notes by us or one or more of our affiliates will likely involve trading in one or more of the stocks underlying the S&P 500 Index or in other instruments, such as options, swaps or futures, based upon the S&P 500 Index or the stocks underlying the S&P 500 Index. This hedging activity could affect the value of the S&P 500 Index and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

The Price at Which Citigroup Global Markets Inc. Will Purchase Notes in the Secondary Market.    Any secondary market purchases of notes by Citigroup Global Markets Inc. (or any other of our broker-dealer affiliates) prior to maturity will be at a price that is net of the repurchase spread described below in “Underwriting.” As a result, the price at which you may sell your notes to Citigroup Global Markets Inc. may be less than the amount you originally invest. You should expect that the market value of the notes will be less than it would in the absence of the repurchase spread.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the value of the 2005-7 Dynamic Portfolio Index.

Citigroup Global Markets Inc., an Affiliate of Citigroup Funding and Citigroup, Is the Calculation Agent, Which Could Result in a Conflict of Interest

Because Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, the 2005-7 Dynamic Portfolio Index and the Buy-Write Index, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you. While the calculation agent will act in good faith and in a commercially reasonable manner, there can be no assurance that the determinations made by the calculation agent during the term of the notes will not affect the value of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index, the Buy-Write Index portfolio or any interest payments on the notes. The calculation agent will have discretion to determine, among other things:

•	the values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the S&P 500 Index portfolio;

•	for purposes of determining the occurrence of a Reallocation Event and the value of the Buy-Write Index for effecting any necessary reallocation, the daily valuation of each notional call option in accordance with a Black-Scholes option pricing formula, as described below in “Description of the Buy-Write Index — Call Options — Valuation of Notional Call Options;”

•	the values of the Dynamic Portfolio Adjustment Factor, the Buy-Write Index Adjustment Factor, the Gap Ratio and the Bond Floor;

•	whether a Reallocation Event has occurred;

•	for purposes of determining the occurrence of a Reallocation Event, the determination of whether a 10% intra-day decrease in the value of the S&P 500 Index has occurred;

•	the amount of any notional borrowed funds under the Notional Participation Facility and any Notional Participation Facility Fee;

•	for purposes of determining the occurrence of a Reallocation Event and the value of the Buy-Write Index for effecting any necessary reallocation, the Reallocation Percentage and any changes made to the amounts allocated to the Buy-Write Index portfolio and the notional bond portfolio following a Reallocation Event;

•	the premium and strike price of notional call options on the S&P 500 Index, which may include premiums and strike prices quoted by Citigroup Global Markets Inc.;

•	on each index business day of each monthly calculation period, the annualized historical dividend yield of the S&P 500 Index;

•	on the last index business day of each monthly calculation period, the reduction, if any, of the portfolio composition ratio of the S&P 500 Index portfolio; and

•	on any date on which Citigroup Global Markets Inc. (or any of our broker-dealer affiliates) repurchases a note before maturity, the repurchase spread described below under “Underwriting.”

In addition, Citigroup Global Markets Inc. will be permitted to provide pricing for the notional call options on the S&P 500 Index in addition to valuing the notional call options on a daily basis for purposes of determining whether a Reallocation Event has occurred, posing additional potential conflicts of interest.

Special U.S. Federal Income Tax Rules Will Apply to U.S. Holders of the Notes

The notes will be treated by Citigroup Funding as contingent payment debt obligations of Citigroup Funding, and by accepting a note each holder agrees to this treatment of the notes. Special U.S. federal income tax rules apply to contingent payment debt obligations. Under these rules, a U.S. Holder of the notes will be required to accrue interest income on the notes regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting and may be required to include interest in taxable income in excess of interest payments actually received in a taxable year. In addition, upon the sale, exchange or other disposition of a note, including redemption of the note at maturity, a U.S. Holder generally will be required to treat any gain recognized upon the disposition of the note as ordinary income, rather than capital gain. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks Underlying the S&P 500 Index or Derivative Instruments Related to the Index by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the stocks underlying the S&P 500 Index or derivative instruments related to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the stocks underlying the S&P 500 Index and therefore the market value of the notes.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the notes through us or one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the S&P 500 Index or in other instruments, such as options, swaps or futures, based upon the S&P 500 Index or the stocks underlying the S&P 500 Index. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the S&P 500 Index and therefore the market value of the notes. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

You Will Have No Rights Against Any Issuer of Any Stock Underlying the S&P 500 Index

You will have no rights against any issuer of any stock underlying the S&P 500 Index, even though the value of the maturity payment and the monthly interest payments, if any, will depend in part on the prices of and dividends paid on the underlying stocks. By purchasing the notes you will not acquire any shares of any stock underlying the S&P 500 Index and you will not receive any dividends or other distributions with respect to any underlying stock. The issuers of the underlying stocks are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

Risk Factors Relating to the 2005-7 Dynamic Portfolio Index

A Zero Allocation to the Buy-Write Index Portfolio Will Reduce Your Return on the Notes

If the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio falls to zero (following a Reallocation Event or a 10% decline in the value of the S&P 500 Index during any index business day or because the value of the 2005-7 Dynamic Portfolio Index is less than 101% of the value of the Bond Floor), it will remain zero for the remaining term of the notes. Since the amount of the interest payments, if any, will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index, if the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio is zero, no interest will be paid for the remaining term of the notes. In addition, the 2005-7 Dynamic Portfolio Index will not participate in any subsequent increase in the value of the Buy-Write Index and your maturity payment will be limited to the principal amount of your notes, except as described below.

In the event the value of the 2005-7 Dynamic Portfolio Index is less than 101% of the Bond Floor and the calculation agent reallocates all the value of the 2005-7 Dynamic Portfolio Index to the notional bond portfolio, your maturity payment will be only slightly greater than the principal amount of the notes.

The Delay Between the Determination of a Reallocation Event and Reallocation of Amounts Within the 2005-7 Dynamic Portfolio Index Could Limit the Buy-Write Index Portfolio’s Participation in Appreciation of the Buy-Write Index or Result in Reallocations That Would Be Unnecessary if Reallocations Were Determined and Effected at the Same Time

The occurrence of a Reallocation Event and the Reallocation Percentage will be determined at the beginning of an index business day based on the values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the Bond Floor at the close of business on the previous index business day, but any necessary reallocation will be effected at the close of business on the index business day on which the occurrence of the Reallocation Event is determined. As a result:

•	the calculation agent may determine that a Reallocation Event has occurred even if the values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the Bond Floor at the time the reallocation is effected would not result in a Reallocation Event;

•	the 2005-7 Dynamic Portfolio Index will not participate as fully in any appreciation of the Buy-Write Index that occurs between the determination of the occurrence of a Reallocation Event and the resulting reallocation as it would if a reallocation were effected when the Reallocation Percentage is determined; and

•	the calculation agent may effect a greater or lesser allocation of the value of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio than otherwise would be required if the occurrence of a Reallocation Event were determined by the calculation agent at the end of that index business day.

The Valuation of Notional Call Options for Purposes of Determining the Occurrence of a Reallocation Event Will Be Different Than the Valuation of Notional Call Options for Purposes of Effecting a Reallocation, Which Will Reduce the Value of the 2005-7 Dynamic Portfolio Index

For purposes of determining the occurrence of a Reallocation Event, the value of notional call options on the Buy-Write Index will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). However, reallocations will be effected through:

•	notional purchases of Buy-Write Index units at prices that reflect the value of notional call options determined using bid-side implied volatility, which will result in Buy-Write Index units being notionally purchased at a higher price than will be subsequently reflected in the value of the 2005-7 Dynamic Portfolio Index; and

•	notional sales of Buy-Write Index units at prices that reflect the value of notional call options determined using offered-side implied volatility, which will result in Buy-Write Index units being notionally sold at a price lower than was previously reflected in the value of the 2005-7 Dynamic Portfolio Index.

As a result, the value of the 2005-7 Dynamic Portfolio Index will be reduced following each reallocation. See “Description of the Buy-Write Index — Call Options — Valuation of Notional Call Options” in this prospectus supplement.

The Ability of the Calculation Agent to Effect a Reallocation Upon a 10% Decline in the Value of the S&P 500 Index May Not Prevent Significant Losses in the Value of the Buy-Write Index Portfolio

If at any point during an index business day the value of the S&P 500 Index declines from its closing value on the previous index business day by 10% or more, the calculation agent, as soon as reasonably practicable, will determine the Reallocation Percentage and reallocate amounts within the 2005-7 Dynamic Portfolio Index so that the percentage of the 2005-7 Dynamic Portfolio Index notionally invested in the Buy-Write Index portfolio is as close as is reasonably practicable to the Reallocation Percentage. However, the ability of the calculation agent to effect this reallocation may not prevent losses in excess of 10% of the value of the Buy-Write Index portfolio because of potential delays in effecting the reallocation.

The Use of Notional Borrowed Funds Will Magnify the Effect of Changes in the Value of the Buy-Write Index on the Value of the 2005-7 Dynamic Portfolio Index

The notional investment in the Buy-Write Index portfolio may involve, through the Notional Participation Facility, the use of notional borrowed funds. The use of notional borrowed funds will increase the 2005-7 Dynamic Portfolio Index’s exposure to movements in the value of the Buy-Write Index and will therefore make the 2005-7 Dynamic Portfolio Index more volatile than the Buy-Write Index. Accordingly, if the value of the Buy-Write Index decreases when amounts are outstanding under the Notional Participation Facility, the value of the 2005-7 Dynamic Portfolio Index will decrease by a greater amount than will the value of the Buy-Write Index. The use of notional borrowed funds will also decrease the value of the 2005-7 Dynamic Portfolio Index if the Buy-Write Index portfolio does not increase by an amount greater than the notional fees that accrue on notional borrowed funds outstanding under the Notional Participation Facility.

The increased volatility of the Buy-Write Index portfolio resulting from the use of notional borrowed funds will make it more likely that a decrease in the value of the Buy-Write Index will cause a Reallocation Event. In addition, the use of notional borrowed funds will make it more likely that a decrease in interest rates will cause a Reallocation Event. If interest rates decrease and the Bond Floor increases when notional borrowed funds have been used to increase the allocation of the value of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio, the Gap Ratio will decrease by a greater amount than if notional borrowed funds had not been used, and may fall below 15% (resulting in the occurrence of a Reallocation Event). A Reallocation Event caused by a decrease in the value of the Buy-Write Index or by a decrease in interest rates would reduce the amount allocated to the Buy-Write Index portfolio and therefore reduce (and, if the amount allocated to the Buy-Write Index portfolio is zero, eliminate) the 2005-7 Dynamic Portfolio Index’s participation in subsequent increases in the Buy-Write Index.

The Value of the 2005-7 Dynamic Portfolio Index May Be Affected by the Interest Rate Risk Associated with the Notional Bond Portfolio

Interest rate risk is the risk that interest rates will rise and reduce the value of a debt instrument. If interest rates increase during the term of the notes, the value of the notional U.S. Treasury strips or notional discount bonds comprising the notional bond portfolio will likely decrease. Because changes in interest rates generally have a greater effect on the value of debt with longer maturities, it is likely that the value of the notional bond portfolio will be affected more by changes in interest rates early in the term of the notes. In general, increases in interest rates will reduce the value of the 2005-7 Dynamic Portfolio Index if the allocation to the notional bond portfolio is greater than zero, unless the value of the Buy-Write Index portfolio increases by an amount sufficient to offset any decrease in the value of the notional bond portfolio.

Risk Factors Relating to the Buy-Write Index

The Appreciation of the Buy-Write Index Will Be Capped Due to the Buy-Write Strategy

Because the strike price of each notional call option limits the portion of any appreciation in the value of the S&P 500 Index portfolio to the amount by which the strike price exceeds the value of the S&P 500 Index at the time the notional call option is priced, the Buy-Write Index will not participate as fully in the appreciation of the S&P 500 Index portfolio as would a direct investment in the stocks underlying the S&P 500 Index or derivative instruments related to the S&P 500 Index. If the value of the S&P 500 Index portfolio increases by an amount greater than the amount by which the strike price exceeds the value of the S&P 500 Index at the time the notional call option is priced, the value of the Buy-Write Index will be less than it would be if it reflected a direct investment in the underlying stocks or derivative instruments related to the index.

The Removal of the Value of Notional Income on the Buy-Write Index Will Reduce the Value of the Buy-Write Index Portfolio at the End of Each Monthly Calculation Period and May Cause a Reallocation Event

The value of the notional income on the Buy-Write Index will be removed from the value of the Buy-Write Index on the last index business day of each monthly calculation period. The removal of the value of the notional income on the Buy-Write Index will reduce the value of the Buy-Write Index portfolio and may cause a Reallocation Event in which the allocation of the value of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio is reduced, even if the the level of the S&P 500 Index has not fallen. Such a Reallocation Event may reduce the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio, possibly to zero, in which case it would remain zero for the remaining term of the notes. See “— Risk Factors Relating to the 2005-7 Dynamic Portfolio Index — A Zero Allocation to the Buy-Write Index Portfolio Will Reduce Your Return on the Notes,” above.

The Actual Yield on the Buy-Write Index May be Less Than the Annual Target Yield of 10%

The actual yield on the Buy-Write Index may be less than the annual target yield in certain circumstances, including:

•	if the actual dividend yield on the stocks underlying the S&P 500 Index for any monthly calculation period is less than the annualized historical dividend yield on the underlying stocks at the beginning of such monthly calculation period, and

•	if the strike price is set at 101% because the highest strike price received in respect of a notional call option is less than 101% of the closing level of the S&P 500 Index on the day the notional call option is priced and the premium for that notional call option is based on that strike price of 101%.

Additionally, since the annual target yield of the Buy-Write Index is calculated based upon the value of the S&P 500 Index at the beginning of each monthly calculation period, the amount of the 10% annual target yield is not constant.

Risk Factor Relating to the S&P 500 Index Portfolio

Reductions in the Portfolio Composition Ratio Are Expected to Cause the Value of the S&P 500 Index Portfolio to Be Lower than the Value of the S&P 500 Index

The S&P 500 Index portfolio consists of investments in the S&P 500 Index and the amount of such investments as represented by the portfolio composition ratio. As described in “Description of the S&P 500 Index Portfolio — Adjustments to the Portfolio Composition Ratio,” the portfolio composition ratio may be reduced on a monthly basis. Any reductions of the portfolio composition ratio will reduce the value of the S&P 500 Index portfolio. As a result, the value of the S&P 500 Index portfolio is expected to be lower than the value of the S&P 500 Index, which does not experience these reductions.

DESCRIPTION OF THE NOTES

The description in this prospectus supplement of the particular terms of the Enhanced Income Strategy Principal-Protected NotesSM with Income and Appreciation Potential Linked to the 2005-7 Dynamic Portfolio Index SM Due              , 201   supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

General

The Enhanced Income Strategy Principal-Protected Notes with Income and Appreciation Potential Linked to the 2005-7 Dynamic Portfolio Index Due             , 201   (the “notes”) are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup. The aggregate principal amount of the notes issued will be $                     (                     notes). The notes will mature on             , 201  , will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The notes will be issued only in fully registered form and in denominations of $10 per note and integral multiples thereof.

The payment you receive at maturity on the notes will depend on the closing value of the 2005-7 Dynamic Portfolio Index on the fifth index business day before maturity.

Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the notes and of the senior debt indenture under which the notes will be issued.

Interest

The interest payable on the notes will vary and may be zero. We expect to pay interest, if any, in cash monthly on the fifth Business Day after the third Friday of each month or, if such day is not a Business Day, on the next succeeding Business Day, beginning on November     , 2005, except for the final interest payment, if any, which will be paid at maturity. The interest on the notes for any month will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index. While we have established an annual target yield of 10% on the Buy-Write Index, this annual target yield is not indicative of your return on the notes or the monthly interest payments, if any, you will receive on the notes.

The interest payment on the notes, or IP, if any, for any monthly calculation period will be calculated as follows:

IP =	BWU * BWNIU
10

where:

BWU	is the number of Buy-Write Index units included in the 2005-7 Dynamic Portfolio Index on the last day of the monthly calculation period, as described in “Description of the Buy-Write Index — Calculation of the Buy-Write Index — General” in this prospectus supplement; and
BWNIU	is the total notional income per unit of the Buy-Write Index for that monthly calculation period, as described in “Description of the Buy-Write Index — Calculation of the Buy-Write Index — General” in this prospectus supplement.

If an interest payment date falls on a day that is not a Business Day, the interest payment, if any, to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will be paid as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The commencement dates for the monthly calculation period will be the third Friday of each month, or, if such day is not an index business day, a day on which the Special Opening Quotation (or SOQ, ticker “SPXSET”) of the S&P 500 Index is published, which is expected to be the immediately preceding index business day, except that the first monthly calculation period will commence on October     , 2005. Interest will be calculated from, but excluding, one commencement date to, and including, the next commencement date, provided that the final monthly calculation period will extend to, and include, the fifth index business day prior to the maturity date of the notes. No interest will accrue on the notes after the fifth index business day before the maturity date through the maturity date. The interest payment date related to any monthly calculation period with respect to which interest is paid will be the interest payment date following the last day of the applicable monthly calculation period or, with respect to the final monthly calculation period, the maturity date. The calculation agent will notify the trustee of the amount of interest payable on or before the second Business Day immediately following the last day of the applicable monthly calculation period. Interest will be payable to the persons in whose names the notes are registered at the close of business on the Business Day succeeding the last day of the applicable monthly calculation period.

As described above, the interest, if any, on the notes will depend on the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index. However, if at the close of business on the last day of any monthly calculation period (except the last monthly calculation period before maturity), the calculation agent determines that the value of the 2005-7 Dynamic Portfolio Index (less any notional income on the Buy-Write Index) is less than or equal to 105% of the Bond Floor, the calculation agent will notionally reinvest the value of any notional income on the Buy-Write Index relating to that monthly calculation period in the Buy-Write Index portfolio at the close of business on the first index business day of the next monthly calculation period (by increasing the number of Buy-Write Index units included in the 2005-7 Dynamic Portfolio Index) and no interest will be paid on the notes on the interest payment date relating to that monthly calculation period. See “Description of the 2005-7 Dynamic Portfolio Index — Calculation of the 2005-7 Dynamic Portfolio Index — Reinvestment of the Notional Income on the Buy-Write Index” in this prospectus supplement.

If the amount allocated to the Buy-Write Index portfolio is zero at any time during the term of the notes (either following a Reallocation Event or because the value of the 2005-7 Dynamic Portfolio Index is less than 101% of the value of the Bond Floor and the calculation agent reallocates all the value of the 2005-7 Dynamic Portfolio Index to the notional bond portfolio), it will remain zero for the remaining term of the notes and no interest will be paid for the remaining term of the notes. See “Risk Factors — Risk Factors Relating to the 2005-7 Dynamic Portfolio Index — A Zero Allocation to the Buy-Write Index Portfolio Will Reduce Your Return on the Notes,” in this prospectus supplement.

Hypothetical Historical Interest Payments

The following table sets forth the hypothetical historical interest payments on the notes on hypothetical interest payment dates following hypothetical monthly calculation periods from March 2000 to September 2005, each calculated as if the 2005-7 Dynamic Portfolio Index had been created on March 17, 2000 with an initial value of 100.00. The hypothetical historical interest payments set forth below reflect a zero allocation to the Buy-Write Index portfolio beginning on November 8, 2001 and continuing through September 16, 2005. Accordingly, no hypothetical historical interest payments are paid during that period. In addition, the hypothetical historical interest payments set forth below assume a maturity of the notes of approximately 5.5 years, which may be different than the actual maturity of the notes, and that the hypothetical historical interest payments, if any, are calculated and paid on the third Friday of each hypothetical monthly calculation period, or the immediately preceding index business day, and are based on the same assumptions and are subject to the same estimates and approximations related to the calculation of the hypothetical historical values of the Buy-Write Index set forth below in “Description of the Buy-Write Index — Hypothetical Historical Data on the Buy-Write Index.” As a result, the hypothetical historical interest payments calculated and set forth below may be different than they would be if those estimates and approximations were not necessary in order to calculate the hypothetical historical closing values of the Buy-Write

Index. Further, these hypothetical historical interest payments assume that during the period from March 2000 through September 2005, the S&P 500 Index did not at any point during any index business day decline from its closing value on the previous index business day by 10% or more. See “Description of the 2005-7 Dynamic Portfolio Index — Reallocation of the 2005-7 Dynamic Portfolio Index — Reallocation Following a 10% Decrease in the Value of the S&P 500 Index” in this prospectus supplement. The hypothetical historical interest payments set forth below in the table, the historical data used by the calculation agent, and the calculations used to determine those amounts have not been reviewed or verified by an independent third party. The hypothetical historical interest payments set forth below should not be taken as an indication of the future interest payments, if any, on the notes.

Hypothetical Monthly Calculation Period Ending	Hypothetical Interest Payment per Note
2000
April	$0.0957
May	$0.1025
June	$0.0970
July	$0.1261
August	$0.1017
September	$0.1027
October	$0.0653
November	$0.0496
December	$0.0488
2001
January	$0.0417
February	$0.0338
March	$0.0000
April	$0.0000
May	$0.0153
June	$0.0000
July	$0.0000
August	$0.0000
September	$0.0000
October	$0.0000
November	$0.0000
December	$0.0000
2002
January	$0.0000
February	$0.0000
March	$0.0000
April	$0.0000
May	$0.0000
June	$0.0000
July	$0.0000
August	$0.0000
September	$0.0000
October	$0.0000
November	$0.0000
December	$0.0000
2003
January	$0.0000
February	$0.0000
March	$0.0000
April	$0.0000

Hypothetical Monthly Calculation Period Ending	Hypothetical Interest Payment per Note
May	$0.0000
June	$0.0000
July	$0.0000
August	$0.0000
September	$0.0000
October	$0.0000
November	$0.0000
December	$0.0000
2004
January	$0.0000
February	$0.0000
March	$0.0000
April	$0.0000
May	$0.0000
June	$0.0000
July	$0.0000
August	$0.0000
September	$0.0000
October	$0.0000
November	$0.0000
December	$0.0000
2005
January	$0.0000
February	$0.0000
March	$0.0000
April	$0.0000
May	$0.0000
June	$0.0000
July	$0.0000
August	$0.0000
September	$0.0000

Redemption at the Option of the Holder; Defeasance

The notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Payment at Maturity

The notes will mature on                 , 201  . At maturity, you will receive for each note a maturity payment equal to the sum of the principal amount of $10 per note plus the index return amount, which may be positive or zero but which will not be negative.

Index Return Amount

The index return amount will be based on the closing value of the 2005-7 Dynamic Portfolio Index on the fifth index business day before the maturity date. The index return, which is presented in this prospectus supplement as a percentage, will equal the following fraction:

Ending Value – Starting Value
Starting Value

provided that the index return will not in any circumstances be less than zero.

The index return amount equals:

$10 * Index Return

Accordingly, if the index return is zero, the index return amount will be zero and the maturity payment will be the $10 principal amount per note.

The starting value will be 100.00, the initial value of the 2005-7 Dynamic Portfolio Index.

The ending value will be the closing value of the 2005-7 Dynamic Portfolio Index on the fifth index business day before the maturity date.

If the value (including a closing value) of any component of the 2005-7 Dynamic Portfolio Index is unavailable on any date because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the calculation agent will determine the value of each component of the 2005-7 Dynamic Portfolio Index for which no value is available as follows:

•	the value of any notional call option on the S&P 500 Index for which no value is available will be the arithmetic mean, as determined by the calculation agent, of the value of that option obtained from as many dealers in options (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent;

•	the value of the notional bond portfolio will be the arithmetic mean, as determined by the calculation agent, of the value of the notional bond portfolio obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent;

•	the value of the Bond Floor will be the arithmetic mean, as determined by the calculation agent, of the value of the Bond Floor obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent;

•	the value of the Dynamic Portfolio Adjustment Factor will be calculated and allocated as described below under “Description of the 2005-7 Dynamic Portfolio Index — Calculation of the 2005-7 Dynamic Portfolio Index — The Dynamic Portfolio Adjustment Factor;” and

•	the value, if any, of the Notional Participation Facility Amount will be calculated as described below under “Description of the 2005-7 Dynamic Portfolio Index — Calculation of the 2005-7 Dynamic Portfolio Index — The Notional Participation Facility.”

The calculation agent will use the value of the Buy-Write Index to determine the value of the Buy-Write Index portfolio. The calculation agent will then calculate the value of the 2005-7 Dynamic Portfolio Index and, if earlier than the fifth index business day prior to maturity, will determine whether a Reallocation Event has occurred. If the calculation agent determines that a Reallocation Event has occurred, it will reallocate the value of the 2005-7 Dynamic Portfolio Index in accordance with “Description of the 2005-7 Dynamic Portfolio Index — Reallocation of the 2005-7 Dynamic Portfolio Index.”

The determination of any of the above values or of a Reallocation Event by the calculation agent in the event any such value is unavailable may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring, provided that if a market disruption event occurs on the fifth index business day prior to maturity, such determination may be deferred by the calculation agent for up to two consecutive index business days. No reallocation of the value of the 2005-7 Dynamic Portfolio Index will occur on any day on which the determination of any of the above values is so deferred.

An “index business day” means a day, as determined by the calculation agent, on which the 2005-7 Dynamic Portfolio Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the S&P 500 Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the S&P 500 Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

A “market disruption event” means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of, (1) stocks which then comprise 20% or more of the value of the S&P 500 Index or any successor index, (2) any options contracts or futures contracts, or any options on such futures contracts relating to the S&P 500 Index or any successor index, or (3) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the S&P 500 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation, unavailability, cancellation or repudiation is material. For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index will be based on a comparison of the portion of the value of the S&P 500 Index attributable to that security relative to the overall value of the S&P 500 Index, in each case immediately before that suspension or limitation.

If no closing value of the S&P 500 Index is available on any index business day because of a market disruption event or otherwise, the value of the S&P 500 Index for that index business day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the S&P 500 Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the S&P 500 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring, but not past the index business day prior to maturity.

Based on the information currently available to us, on each of September 11, 12, 13 and 14, 2001, the NYSE suspended all trading for the entire day, and on October 27, 1997, the NYSE suspended all trading during the one-half hour period preceding the close of trading. If any such suspension of trading occurred during the term of the notes, it would constitute a market disruption event. The existence or nonexistence of these circumstances, however, is not necessarily indicative of the likelihood of these circumstances arising or not arising in the future.

Maturity Payment — Hypothetical Examples

Because the return on the notes is dependent on the ending value of the 2005-7 Dynamic Portfolio Index, and because the ending value of the 2005-7 Dynamic Portfolio Index could be a number of different values, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity.

The four examples below show some hypothetical maturity payment calculations.

Example 1:    The closing value of the 2005-7 Dynamic Portfolio Index is greater than 100.00 on the fifth index business day before the maturity date, the allocation to the Buy-Write Index portfolio is greater than zero and the Notional Participation Facility has been used, allowing the value of the 2005-7 Dynamic Portfolio Index to increase at a greater rate than the value of the Buy-Write Index.

Initial Value:    100.00

Hypothetical Ending Value:    150.00

Hypothetical Percentage Increase in the Value of the 2005-7 Dynamic Portfolio Index from Its Initial Value:    50.00%

Maturity Payment:    $15.00 per $10 principal amount of notes

Example 2:    The closing value of the 2005-7 Dynamic Portfolio Index is greater than 100.00 on the fifth index business day before the maturity date, the allocation to the Buy-Write Index portfolio is greater than zero and the Notional Participation Facility has not been used, meaning that the value of the 2005-7 Dynamic Portfolio Index increases at a similar rate as the appreciation of the Buy-Write Index.

Initial Value:    100.00

Hypothetical Ending Value:    107.30

Hypothetical Percentage Increase in the Value of the 2005-7 Dynamic Portfolio Index from Its Initial Value:    7.30%

Maturity Payment:    $10.73 per $10 principal amount of notes

Example 3:    The closing value of the 2005-7 Dynamic Portfolio Index is equal to 100.00 on the fifth index business day before the maturity date.

Initial Value:    100.00

Hypothetical Ending Value:    100.00

Hypothetical Percentage Increase in the Value of the 2005-7 Dynamic Portfolio Index from Its Initial Value:    0.00%

Maturity Payment:    $10.00 per $10 principal amount of notes

Example 4:    The closing value of the 2005-7 Dynamic Portfolio Index is less than its initial value on the fifth index business day before the maturity date.

Initial Value:    100.00

Hypothetical Ending Value:    90.50

Hypothetical Percentage Decrease in the Value of the 2005-7 Dynamic Portfolio Index from Its Initial Value:    –9.50%

Maturity Payment:    $10.00 per $10 principal amount of notes, even though the value of the 2005-7 Dynamic Portfolio Index is less than 100.00

The examples are for purposes of illustration only. The actual index return amount will depend on the actual ending value determined by the calculation agent as described in this prospectus supplement. Hypothetical historical closing values for the 2005-7 Dynamic Portfolio Index are included in this prospectus supplement under “Description of the 2005-7 Dynamic Portfolio Index — Hypothetical Historical Data on the 2005-7 Dynamic Portfolio Index.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the maturity payment, calculated as though the maturity of the notes were the date of early repayment. See “— Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding, the beneficial owner of notes will not be permitted to make a claim for unmatured interest and the claim of the beneficial owner of notes will be capped at the maturity payment, calculated as though the maturity date of the notes were the date of the commencement of the proceeding, plus an additional amount of interest, calculated as though the last day of the then-current monthly calculation period were the date of the commencement of the proceeding.

In case of default in payment at maturity of the notes, the notes shall bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount due.

Book-Entry System

Upon issuance, all notes will be represented by one or more fully registered global securities (the “Global Securities”). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to

DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the Global Securities is set forth in the accompanying prospectus under “Book-Entry Procedures and Settlement.” DTC has confirmed to Citigroup Funding, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

Same-Day Settlement and Payment

Settlement for the notes will be made by Citigroup Global Markets Inc. in same-day funds. All maturity payments and all interest payments will be paid by Citigroup Funding in same-day funds so long as the notes are maintained in book-entry form.

Calculation Agent

The calculation agent for the notes, the 2005-7 Dynamic Portfolio Index and the Buy-Write Index will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE 2005-7 DYNAMIC PORTFOLIO INDEXSM

General

The 2005-7 Dynamic Portfolio Index allocates notional investments between:

•	the Buy-Write Index; and

•	either notional U.S. Treasury strips or notional discount bonds (as described below).

We refer to the notional investments in the Buy-Write Index as the Buy-Write Index portfolio. The value of the Buy-Write Index portfolio will equal the product of (i) the number of Buy-Write Index units in the Buy-Write Index portfolio; and (ii) the value of one Buy-Write Index unit at that time. The value of one Buy-Write Index unit will equal one percent of the value of the Buy-Write Index at that time.

We refer to the notional investments in the notional U.S. Treasury strips or notional discount bonds as the notional bond portfolio. The value of the notional bond portfolio at any time will equal the product of (i) the number of bond units in the notional bond portfolio at that time; and (ii) the value of one bond unit at that time. The value of one bond unit will be calculated as described below under “— The Notional Bond Portfolio.”

On the day the notes are priced for initial sale to the public, the value of the 2005-7 Dynamic Portfolio Index will be set to equal 100.00, with         % allocated to notional investments in the Buy-Write Index portfolio and         % allocated to notional investments in the notional bond portfolio. The number of Buy-Write Index units and notional bond portfolio units allocated to the 2005-7 Dynamic Portfolio Index will be determined on the index business day after the date the notes are priced for initial sale to the public based upon the value of the Buy-Write Index portfolio and the value of the notional bond portfolio on that day.

The allocation of the notional investment represented by the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and the notional bond portfolio will change during the term of the notes pursuant to a pre-determined reallocation methodology designed to maximize the 2005-7 Dynamic Portfolio Index’s participation in any appreciation in the value of the Buy-Write Index while maintaining the value of the 2005-7 Dynamic Portfolio Index above 100.00 at maturity. For example, if the value of the Buy-Write Index portfolio increases, the percentage of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio may increase, which would in turn increase the participation of the 2005-7 Dynamic Portfolio Index in any further appreciation of the Buy-Write Index. Using the Notional Participation Facility (as described below), the allocation to the Buy-Write Index portfolio could be increased up to 150% of the value of the 2005-7 Dynamic Portfolio Index. Conversely, if the value of the Buy-Write Index portfolio decreases, the percentage of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio may decrease and the amount allocated to the notional bond portfolio may increase. Depending upon the value of the Buy-Write Index portfolio, its allocation in the 2005-7 Dynamic Portfolio Index could be as low as 0% of the value of the 2005-7 Dynamic Portfolio Index, in which case the entire value of the 2005-7 Dynamic Portfolio Index will be allocated to the notional bond portfolio. If the allocation to the Buy-Write Index portfolio is zero at any time during the term of the notes, it will remain zero and no interest will be paid for the remaining term of the notes. For more information on reallocation of the value of the 2005-7 Dynamic Portfolio Index, see “—Reallocation of the 2005-7 Dynamic Portfolio Index” below.

The Notional Bond Portfolio

The notional bond portfolio will comprise either notional U.S. Treasury strips or notional discount bonds. Whether the notional bond portfolio comprises notional U.S. Treasury strips or notional discount bonds will depend on whether the amount allocated to the Buy-Write Index portfolio is zero or greater than zero. Notional investments in the notional bond portfolio will be made by effecting notional purchases of bond units. The value of the notional bonds comprising the notional bond portfolio is not intended to represent or indicate that any such bonds or portfolio of bonds exists, is capable of being traded or represents the obligation of any issuer (including the U.S. Treasury).

If no value of the notional bond portfolio is available on any date because of a market disruption event or otherwise, unless as deferred by the calculation agent as described above, the value of the notional bond portfolio will be the arithmetic mean, as determined by the calculation agent, of the value of the notional bond portfolio obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The value of the notional bond portfolio on any day that is not an index business day will be calculated based on the value of the notional bond portfolio on the previous day and will be deducted from the value of the notional income on the notional bond portfolio on that day.

The Notional Treasury Strips

If the amount allocated to the Buy-Write Index portfolio is greater than zero, each bond unit will comprise one notional U.S. Treasury strip that:

•	is denominated in U.S. dollars;

•	has a redemption amount equal to $1.00;

•	does not pay interest; and

•	matures on the fifth index business day prior to the maturity date of the notes.

If the notional bond portfolio comprises notional U.S. Treasury strips, the value of one bond unit will equal the value of one notional U.S. Treasury strip. The value of a notional U.S. Treasury strip will be determined by the calculation agent by discounting the notional redemption amount of the strip from the strip’s maturity date by the interpolated U.S. Treasury strip yield for the notional U.S. Treasury strips. The interpolated yield will be calculated by performing an interpolation between the yield for the U.S. Treasury strip with a shorter term nearest to the term of the notional U.S. Treasury strip and the yield for the U.S. Treasury strip with a longer term nearest to the term of the notional U.S. Treasury strip. As a result, the value of a bond unit will change as the value of the notional U.S. Treasury strips changes in response to changes in interest rates.

The Notional Discount Bonds

If the amount allocated to the Buy-Write Index portfolio is zero, each bond unit will comprise one notional discount bond that:

•	is denominated in U.S. dollars;

•	has a redemption amount equal to $1.00;

•	matures on the fifth index business day prior to the maturity date of the notes; and

•	pays a coupon at a rate equal to approximately 1.075% per annum daily, calculated on the basis of a 365-day year.

If the notional bond portfolio comprises notional discount bonds, the value of one bond unit will equal the value of one notional discount bond. The value of a notional discount bond will be determined by the calculation agent by discounting the notional redemption amount of the bond from the date of redemption and any remaining notional coupons on the bond until its maturity date from the expected payment dates of the remaining coupons using discount rates equal to the sum of (i) interpolated yields derived from the U.S. dollar swap rate (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated to the maturity date of the bond and the payment dates for each of the remaining coupons; and (ii) a credit spread of         %. The U.S. dollar swap rate is based upon the U.S. Treasury rate plus a credit spread commonly referred to as swap spread, as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date. As a result, the value of a bond unit will change as the value of the notional discount bonds changes in response to changes in interest rates.

The notional coupons on the notional discount bonds will be reinvested in the notional bond portfolio through the notional purchase of additional bond units at the close of business on each index business day.

Calculation of the 2005-7 Dynamic Portfolio Index

The value of the 2005-7 Dynamic Portfolio Index will be calculated by Citigroup Global Markets Inc. as calculation agent. The value of the 2005-7 Dynamic Portfolio Index will be set to equal 100.00 on the date the notes are priced for initial sale to the public with         % allocated to notional investments in the Buy-Write Index portfolio and     % allocated to notional investments in the notional bond portfolio. The number of Buy-Write Index units and notional bond portfolio units allocated to the 2005-7 Dynamic Portfolio Index will be determined on the index business day after the date the notes are priced for initial sale to the public. Thereafter, the value of the 2005-7 Dynamic Portfolio Index, or DPIV, on any index business day will be calculated according to the following formula:

DPIV = BWP + NBP – NPF

where:

BWP	is the value of the Buy-Write Index portfolio on that index business day, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the Buy-Write Index portfolio;
NBP	is the value of the notional bond portfolio on that index business day, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the notional bond portfolio. The value of the notional bond portfolio includes any additional bond units purchased through the reinvestment of coupons on notional discount bonds as described above under “Description of the 2005-7 Dynamic Portfolio Index — The Notional Bond Portfolio;” and
NPF	is the value of notional borrowed funds outstanding under the Notional Participation Facility (as described below) on that index business day.

In addition, the value of the 2005-7 Dynamic Portfolio Index will include the value of the notional income, if any, removed from the value of the Buy-Write Index portfolio on the last day of a monthly calculation period only if that notional income is to be notionally reinvested in additional Buy-Write Index units at the close of business on the first index business day of the next monthly calculation period.

The value of the 2005-7 Dynamic Portfolio Index on any day that is not an index business day will equal the value of the 2005-7 Dynamic Portfolio Index on the previous day minus the Dynamic Portfolio Adjustment Factor and the Notional Participation Facility Fee for that day calculated as provided below.

The Dynamic Portfolio Adjustment Factor

The Dynamic Portfolio Adjustment Factor will accrue daily (including any non-index business day) on the basis of a 365-day year and on any day will equal the product of (1/365) and the sum of:

(1)	approximately 0.675; and

(2)	approximately 0.75% (or approximately 0.40% if the allocation to the Buy-Write Index portfolio is zero) of the greater of 100.00 and the value of the 2005-7 Dynamic Portfolio Index at the end of the previous day, after effecting any required reallocation.

The Dynamic Portfolio Adjustment Factor will be calculated and subtracted from the Buy-Write Index portfolio and the notional bond portfolio on a pro rata basis at the end of each day after effecting any reallocation on that day, commencing on the day after the notes are priced for initial sale to the public. Subtraction of the Dynamic Portfolio Adjustment Factor will be effected by reducing the number of units in each portfolio by the number of units of that portfolio with an aggregate value as of the close of business on the previous day equal to that portfolio’s pro rata portion of the Dynamic Portfolio Adjustment Factor.

The notional value of the Dynamic Portfolio Adjustment Factor accrued and deducted will be retained by Citigroup Funding. Because the Dynamic Portfolio Adjustment Factor reduces the value of the 2005-7 Dynamic Portfolio Index, the return on an investment in the 2005-7 Dynamic Portfolio Index will be less than the return on a similar investment in a strategy replicating the Buy-Write Index and the notional securities comprising the notional bond portfolio that did not include such a Dynamic Portfolio Adjustment Factor. See “Risk Factors — Risk Factors Relating to the Notes — Your Return on the Notes Will Not Reflect the Return You Would Realize if You Invested Directly in a Strategy That Replicates the Buy-Write Index and the Notional Securities Comprising the Notional Bond Portfolio” in this prospectus supplement.

The Notional Participation Facility

The Notional Participation Facility is a notional financing facility that permits the allocation to the Buy-Write Index portfolio to exceed 100% of the value of the 2005-7 Dynamic Portfolio Index, subject to a maximum of 150%. If on any day the allocation to the Buy-Write Index portfolio is greater than or equal to 150% of the value of the 2005-7 Dynamic Portfolio Index, the allocation to the Buy-Write Index portfolio will not be increased that day. In addition, if on any day the Notional Participation Facility Amount is greater than or equal to 75.00, the allocation to the Buy-Write Index portfolio will not be increased that day. However, no Reallocation Event in which the allocation to the Buy-Write Index portfolio is decreased will occur solely because the value of the Buy-Write Index is greater than or equal to 150% of the value of the 2005-7 Dynamic Portfolio Index or because the Notional Participation Facility Amount equals or exceeds 75.00.

If a reallocation would result in a Notional Participation Facility Amount greater than 75.00, only an amount equal to the difference between 75.00 and the Notional Participation Facility Amount prior to that reallocation will be available to effect that reallocation. In addition, if the Notional Participation Facility Amount exceeds 75.00 or the amount allocated to the Buy-Write Index portfolio exceeds 150% of the value of the 2005-7 Dynamic Portfolio Index, no reallocation to the Buy-Write Index portfolio will be effected.

The Notional Participation Facility Amount will be calculated at the end of each day prior to any reallocation to the Buy-Write Index portfolio and will equal the sum of (1) notional borrowed funds outstanding under the Notional Participation Facility plus any outstanding Notional Participation Facility Fees and (2) the Notional Participation Facility Fee for that day.

The Notional Participation Facility Fee on any day equals the product of (i) (1/360); (ii) the Notional Participation Facility Amount at the end of the previous day after any reallocations effected on that day, including any outstanding Notional Participation Facility Fees; and (iii) the effective Federal Funds Rate for that day plus 1.00%. The Notional Participation Facility Fee will accrue daily and will be computed on the basis of a 360-day year. The Federal Funds Rate on any day will be the rate for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective)” and if that day is not an index business day, the rate for Federal Funds as published on the previous index business day.

Reinvestment of the Notional Income on the Buy-Write Index

On the last index business day of each monthly calculation period (except for the last monthly calculation period before maturity) and after effecting any reallocation for that day, the calculation agent will determine the notional income on the Buy-Write Index. If, at that time, the value of the 2005-7 Dynamic Portfolio Index (less any notional income on the Buy-Write Index), is less than or equal to 105% of the Bond Floor, then the interest payment on the notes for that month will be zero. Under these circumstances, the calculation agent will notionally reinvest the notional income on the Buy-Write Index at the close of business on the first index business day of the next monthly calculation period in additional Buy-Write Index units at a price per unit that does not include the notional income on the Buy-Write Index to be notionally reinvested (calculated as described under “Description of the Buy-Write Index — Calculation of the Buy-Write Index”).

Reallocation of the 2005-7 Dynamic Portfolio Index

The allocation of the notional investment represented by the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio and the notional bond portfolio will be modified if a Reallocation Event occurs. In general, reallocations of the 2005-7 Dynamic Portfolio Index are designed to maximize the 2005-7 Dynamic Portfolio Index’s participation in any appreciation in the value of the Buy-Write Index while maintaining the 2005-7 Dynamic Portfolio Index above 100.00 at maturity and will be effected through the notional purchase and sale of Buy-Write Index units and bond units. Reallocations of the 2005-7 Dynamic Portfolio Index may involve the notional purchase and sale of fractional Buy-Write Index units and fractional bond units.

Reallocation Events

A “Reallocation Event” will occur when the ratio of (x) the difference between the value of the 2005-7 Dynamic Portfolio Index and the Bond Floor to (y) the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio is less than or greater than certain predetermined ratios. This ratio is referred to as the “Gap Ratio,” as described below under “— The Gap Ratio.” In general, the allocation to the Buy-Write Index portfolio may increase following increases in the value of the Buy-Write Index (which increases the difference between the value of the 2005-7 Dynamic Portfolio Index and the Bond Floor). In general, the allocation to the Buy-Write Index portfolio may decrease following decreases in the value of the Buy-Write Index.

The calculation agent will determine whether a Reallocation Event has occurred at the beginning of each index business day up to and including the fifth index business day prior to maturity. A Reallocation Event will be deemed to have occurred if the Gap Ratio is below 15% or above 25% at the close of business on the previous index business day. For purposes of determining a Reallocation Event, the value of notional call options in the Buy-Write Index will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). See “Description of the Buy-Write Index — Call Options —Valuation of Notional Call Options” in this prospectus supplement.

The calculation agent may defer the determination of the values of the Buy-Write Index portfolio and the notional bond portfolio for up to five consecutive index business days on which a market disruption event is occurring, provided that if a market disruption event occurs on the fifth index business day prior to maturity, such determination may be deferred by the calculation agent for up to two consecutive index business days. Following such a deferral period, the calculation agent will determine the values of the Buy-Write Index portfolio and the notional bond portfolio. No reallocation of the value of the 2005-7 Dynamic Portfolio Index will occur on any day on which the determination of the value of the Buy-Write Index portfolio and the notional bond portfolio is deferred by the calculation agent.

If the calculation agent determines that a Reallocation Event has occurred, the calculation agent will determine the Reallocation Percentage, or the percentage of the 2005-7 Dynamic Portfolio Index’s value that must be allocated to the Buy-Write Index portfolio pursuant to the reallocation methodology. The Reallocation Percentage will be determined on the basis of values at the close of business on the previous index business day. At the close of business on the index business day on which a Reallocation Event has occurred, the calculation agent will reallocate the value of the 2005-7 Dynamic Portfolio Index.

Reallocations will involve notional sales and purchases of Buy-Write Index units and bond units. The number of Buy-Write Index units to be notionally sold or purchased will be determined by the calculation agent at the beginning of each index business day. However, those notional sales or purchases will be effected at the values (as determined by the calculation agent) of Buy-Write Index units and bond units at the close of business on the date of reallocation. Any reallocation on the last day of any monthly calculation period will be effected through the notional purchase or sale of Buy-Write Index units at a price that includes the notional income on the Buy-Write Index for that monthly calculation period. Notional purchases of Buy-Write Index units will be made at prices that reflect the value of notional call options determined using bid-side implied volatility and notional sales of Buy-Write Index units will be made at prices that reflect the value of notional call options determined using offered-side implied volatility. See “Risk Factors — Risk Factors Relating to the 2005-7 Dynamic Portfolio Index — The Valuation of Notional Call Options for Purposes of Determining the Occurrence of a Reallocation Event Will Be Different Than the Valuation of Notional Call Options for Purposes of Effecting a Reallocation, Which Will Reduce the Value of the 2005-7 Dynamic Portfolio Index” and “Description of the Buy-Write Index — Call Options — Valuation of Notional Call Options” in this prospectus supplement.

If the reallocation results in an increased percentage of the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio, the reallocation will involve the notional sale of bond units and the notional purchase of Buy-Write Index units with the notional proceeds of the sale. Any purchase of

Buy-Write Index units that cannot be effected through the sale of bond units will be effected using the Notional Participation Facility. The Notional Participation Facility Amount will be increased by the amount necessary to purchase the Buy-Write Index units, subject to the cap on the Notional Participation Facility Amount as described above.

If the reallocation results in a decreased percentage of the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio, the reallocation will involve the notional sale of Buy-Write Index units. The notional proceeds of this sale will be used first to reduce the Notional Participation Facility Amount to zero and then to make notional purchases of bond units.

The number of Buy-Write Index units and bond units in the Buy-Write Index portfolio and the notional bond portfolio, respectively, will then be adjusted to reflect the units notionally sold or purchased as a result of the reallocation.

The occurrence of a Reallocation Event and the Reallocation Percentage will be determined based on the values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the Bond Floor at the close of business on the previous index business day and any necessary reallocation will be effected at the close of business on the index business day on which the occurrence of the Reallocation Event is determined. As a result:

•	the calculation agent may determine that a Reallocation Event has occurred even if the values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index and the Bond Floor at the time the reallocation is effected would not result in a Reallocation Event;

•	the 2005-7 Dynamic Portfolio Index may not participate as fully in any appreciation of the Buy-Write Index that occurs between the determination of the occurrence of a Reallocation Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Reallocation Percentage; and

•	the calculation agent may effect a greater or lesser allocation to the Buy-Write Index portfolio than otherwise would be required if the occurrence of a Reallocation Event were determined by the calculation agent at the end of that index business day.

See “Risk Factors — Risk Factors Relating to the 2005-7 Dynamic Portfolio Index — The Delay Between the Determination of a Reallocation Event and Reallocation of Amounts Within the 2005-7 Dynamic Portfolio Index Could Limit the Buy-Write Index Portfolio’s Participation in Appreciation of the Buy-Write Index or Result in Reallocations That Would Be Unnecessary if Reallocations Were Determined and Effected at the Same Time” in this prospectus supplement.

Reallocation Following a 10% Decrease in the Value of the S&P 500 Index

If at any point during an index business day the value of the S&P 500 Index declines from its closing value on the previous index business day by 10% or more, the calculation agent, as soon as reasonably practicable, will determine the Reallocation Percentage and reallocate the value of the 2005-7 Dynamic Portfolio Index so that the percentage of the 2005-7 Dynamic Portfolio Index notionally invested in the Buy-Write Index portfolio is as close as is reasonably practicable to the Reallocation Percentage, as described under “—Reallocation of the 2005-7 Dynamic Portfolio Index” above. This reallocation will be effected even if the Gap Ratio has not fallen below 15% and therefore no Reallocation Event has occurred. If the value of the S&P 500 Index declines from its closing value on the previous index business day by 10% or more, the calculation agent (unless at the beginning of that index business day the value of the 2005-7 Dynamic Portfolio Index is less than 101% of the Bond Floor) will disregard any Reallocation Event that was determined to have occurred at the beginning of that index business day and will not make any reallocations with respect to that earlier determination. In addition, in determining the Reallocation Percentage and in effecting any necessary reallocation, the values of the 2005-7 Dynamic Portfolio Index, the Buy-Write Index, the Buy-Write Index portfolio and the Bond Floor will be their values at the time the calculation agent calculates the Reallocation Percentage.

Reallocation of All of the Value of the 2005-7 Dynamic Portfolio Index to the Notional Bond Portfolio

If the value of the 2005-7 Dynamic Portfolio Index is less than 101% of the Bond Floor at the close of business on any index business day, the entire value of the 2005-7 Dynamic Portfolio Index at the close of business on the following index business day will be reallocated to the notional bond portfolio until maturity of the notes, even if at the close of business on that day the value of the 2005-7 Dynamic Portfolio Index is greater than 101% of the Bond Floor. This allocation will be effected through a notional sale of all Buy-Write Index units at their value at the close of business on the index business day the reallocation is effected. The notional proceeds from the sale of the Buy-Write Index units will be first applied toward reduction of the Notional Participation Facility Amount to zero. All remaining notional proceeds, if any, will be used to purchase notional bond units at their value at the close of business on the index business day on which the reallocation is effected. If the amount allocated to the Buy-Write Index portfolio falls to zero at any time, it will remain zero for the remaining term of the notes and the reallocation procedures described in this section will no longer apply. If the value of the Buy-Write Index subsequently increases, the 2005-7 Dynamic Portfolio Index will not participate in any such increase. See “Risk Factors — Risk Factors Relating to the 2005-7 Dynamic Portfolio Index — A Zero Allocation to the Buy-Write Index Portfolio Will Reduce Your Return on the Notes” in this prospectus supplement.

The Gap Ratio

The “Gap Ratio” is the ratio of the difference between the value of the 2005-7 Dynamic Portfolio Index and the Bond Floor and the amount of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio. The Gap Ratio on any index business day will equal:

DPIV – BF
DPIV * BWP

where:

BF	is the Bond Floor (as described below) as determined by the calculation agent at the close of business on the previous index business day; and
BWP	is the percentage of the amount of the value of the 2005-7 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio at the close of business on the previous index business day, net of the Dynamic Portfolio Adjustment Factor for that day.

The Gap Ratio will change in response to changes in the value of the 2005-7 Dynamic Portfolio Index and to changes in interest rates (which affect the level of the Bond Floor and the value of the notional bond portfolio). If the Gap Ratio is below 15%, the calculation agent will decrease the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio. If the Gap Ratio is above 25%, the calculation agent will increase the allocation of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio. Assuming all other factors are held constant, in general:

•	if interest rates increase, the Bond Floor will decrease and the Gap Ratio will increase;

•	if interest rates decrease, the Bond Floor will increase and the Gap Ratio will decrease;

•	if the value of the Buy-Write Index increases, the Gap Ratio will increase; and

•	if the value of the Buy-Write Index decreases, the Gap Ratio will decrease.

The Reallocation Percentage

The “Reallocation Percentage” is the percentage of the 2005-7 Dynamic Portfolio Index’s value that must be allocated to the Buy-Write Index portfolio upon the occurrence of a Reallocation Event or after a decline of 10% or more in the value of the S&P 500 Index at any point during an index business day from its closing value on the previous index business day. The Reallocation Percentage will equal:

5.00 *	[	PDPIV – BF	]
PDPIV

where:

PDPIV	is the value of the 2005-7 Dynamic Portfolio Index at the close of business on the previous index business day, net of the Dynamic Portfolio Adjustment Factor for that day.

The Reallocation Percentage cannot be greater than 150% or less than 0%. If the Reallocation Percentage is greater than 100%, the notional borrowed funds necessary to make the notional investment in the Buy-Write Index portfolio in excess of 100% of the value of the 2005-7 Dynamic Portfolio Index will be obtained from the Notional Participation Facility.

The Bond Floor

The “Bond Floor” at any time is the sum of the discounted present values of:

(1) 100.00; and

(2) the Dynamic Portfolio Adjustment Factor (based upon the amount of the Dynamic Portfolio Adjustment Factor calculated when the allocation to the Buy-Write Index portfolio is zero for the purpose of this computation) for each day during the remaining term of the notes through and including the fifth index business day before maturity on a 2005-7 Dynamic Portfolio Index with a value of 100.00.

The component of the Bond Floor equal to 100.00 will be discounted from the fifth index business day before maturity. The component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor for each day during the remaining term of the notes through and including the fifth index business day before maturity will be discounted from the day that the Dynamic Portfolio Adjustment Factor will be calculated and deducted. The calculation agent will calculate the discount rate:

•	in respect of the component of the Bond Floor equal to 100.00, using the interpolated yield derived from the U.S. dollar swap rate curve (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated to the fifth index business day prior to the maturity date; and

•	in respect of the component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor on a 2005-7 Dynamic Portfolio Index with a value of 100.00, using the interpolated yields derived from the U.S. dollar swap rate curve (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated based upon the expected timing of the calculation of the Dynamic Portfolio Adjustment Factor

plus a credit spread of         %, with such discount rate as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date. Accordingly, the Bond Floor will increase in response to decreases in interest rates and will decrease in response to increases in interest rates.

If no value of the Bond Floor is available on any date because of a market disruption event or otherwise, unless deferred by the calculation agent as described above, the value of the Bond Floor will be the arithmetic mean, as determined by the calculation agent, of the value of the Bond Floor obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

Reallocation Events — Hypothetical Examples

The following are seven hypothetical examples of the effects of Reallocation Events. These hypothetical examples assume that: (i) purchases and sales of Buy-Write Index units to effect reallocations are at prices that reflect the value of notional call options determined using mid-market implied volatility; and (ii) the value of the 2005-7 Dynamic Portfolio Index does not change between the determination of a Reallocation Event and the subsequent reallocation.

Example 1: A Reallocation Event Requires the Entire Value of the 2005-7 Dynamic Portfolio Index to Be Allocated to the Buy-Write Index Portfolio

A Reallocation Event requires the entire value of the 2005-7 Dynamic Portfolio Index to be allocated to the Buy-Write Index portfolio, but without using the Notional Participation Facility.

Before Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    107.94

Bond Floor:    86.35

Gap Ratio: approximately 25.64%

Amount Allocated to Buy-Write Index Portfolio:    84.19

Amount Allocated to Notional Bond Portfolio:    23.75

Notional Participation Facility Amount:    0.00

After Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    107.94

Bond Floor:    86.35

Reallocation Percentage:    100%

Amount Allocated to Buy-Write Index Portfolio:    107.94

Amount Allocated to Notional Bond Portfolio:    0.00

Notional Participation Facility Amount:    0.00

Example 2: A Reallocation Event Requires the Use of the Notional Participation Facility to Increase the Allocation to the Buy-Write Index Portfolio to Greater Than 100% of the Value of the 2005-7 Dynamic Portfolio Index

A Reallocation Event requires reallocation of more than the entire value of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio. Because the Reallocation Percentage is greater than 100%, the Notional Participation Facility must be used.

Before Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    110.00

Bond Floor:    86.35

Gap Ratio: approximately 27.42%

Amount Allocated to Buy-Write Index Portfolio:    86.25

Amount Allocated to Notional Bond Portfolio:    23.75

Notional Participation Facility Amount:    0.00

After Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    110.00

Bond Floor:    86.35

Reallocation Percentage: approximately 107.50%

Amount Allocated to Buy-Write Index Portfolio:    118.25

Amount Allocated to Notional Bond Portfolio:    0.00

Notional Participation Facility Amount:    8.25

Example 3: A Reallocation Event Requires the Use of the Notional Participation Facility to Increase the Allocation to the Buy-Write Index Portfolio to Approximately 150% of the Value of the 2005-7 Dynamic Portfolio Index

A Reallocation Event requires allocation of more than the entire value of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio. Because the Reallocation Percentage is approximately 150%, a substantial portion of the Notional Participation Facility must be used.

Before Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    123.35

Bond Floor:    86.35

Gap Ratio: approximately 26.50%

Amount Allocated to Buy-Write Index Portfolio:    139.60

Amount Allocated to Notional Bond Portfolio:    0.00

Notional Participation Facility Amount:    16.25

After Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    123.35

Bond Floor:    86.35

Reallocation Percentage: approximately 149.98%

Amount Allocated to Buy-Write Index Portfolio:    185.00

Amount Allocated to Notional Bond Portfolio:    0.00

Notional Participation Facility Amount:    61.65

Example 4: A Reallocation Event Requires the Allocation to the Buy-Write Index Portfolio to Be Reduced and the Reduction of the Notional Participation Facility to Zero Before Increasing the Allocation to the Notional Bond Portfolio

A Reallocation Event requires the allocation of the value of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio to be reduced. The Notional Participation Facility Amount must be reduced to zero before any reallocation to the notional bond portfolio can be effected.

Before Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    101.25

Bond Floor:    86.35

Gap Ratio: approximately 13.61%

Amount Allocated to Buy-Write Index Portfolio:    109.50

Amount Allocated to Notional Bond Portfolio:    0.00

Notional Participation Facility Amount:    8.25

After Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    101.25

Bond Floor:    86.35

Reallocation Percentage: approximately 73.58%

Amount Allocated to Buy-Write Index Portfolio:    74.50

Amount Allocated to Notional Bond Portfolio:    26.75

Notional Participation Facility Amount:    0.00

Example 5: A Reallocation Event Requires the Allocation to the Buy-Write Index Portfolio to Be Reduced

A Reallocation Event requires the allocation of the value of the 2005-7 Dynamic Portfolio Index to the Buy-Write Index portfolio to be reduced.

Before Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    97.00

Bond Floor:    86.35

Gap Ratio: approximately 11.80%

Amount Allocated to Buy-Write Index Portfolio:    90.25

Amount Allocated to Notional Bond Portfolio:    6.75

Notional Participation Facility Amount:    0.00

After Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    97.00

Bond Floor:    86.35

Reallocation Percentage: approximately 54.90%

Amount Allocated to Buy-Write Index Portfolio:    53.25

Amount Allocated to Notional Bond Portfolio:    43.75

Notional Participation Facility Amount:    0.00

Example 6: A Reallocation Event Requires the Allocation to the Buy-Write Index Portfolio to Be Zero

A Reallocation Event requires reallocation of the entire value of the 2005-7 Dynamic Portfolio Index to the notional bond portfolio. Because the allocation to the Buy-Write Index portfolio is zero, the total value of the

2005-7 Dynamic Portfolio Index will remain allocated to the notional bond portfolio for the remaining term of the notes.

Before Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    86.35

Bond Floor:    86.35

Gap Ratio:    0.00%

Amount Allocated to Buy-Write Index Portfolio:    59.60

Amount Allocated to Notional Bond Portfolio:    26.75

Notional Participation Facility Amount:    0.00

After Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    86.35

Bond Floor:    86.35

Reallocation Percentage:    0.00%

Amount Allocated to Buy-Write Index Portfolio:    0.00

Amount Allocated to Notional Bond Portfolio:    86.35

Notional Participation Facility Amount:    0.00

Example 7: The Value of the 2005-7 Dynamic Portfolio Index is Less Than 101% of the Value of the Bond Floor, Requiring the Allocation to the Buy-Write Index Portfolio to Be Zero

Because the value of the 2005-7 Dynamic Portfolio Index is less than 101% of the value of the Bond Floor, the entire value of the 2005-7 Dynamic Portfolio Index must be reallocated to the notional bond portfolio. Because the allocation to the Buy-Write Index portfolio is zero, the total value of the 2005-7 Dynamic Portfolio Index will remain allocated to the notional bond portfolio for the remaining term of the notes.

Before Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    87.20

Bond Floor:    86.35

Gap Ratio: approximately 1.41%

Amount Allocated to Buy-Write Index Portfolio:    60.45

Amount Allocated to Notional Bond Portfolio:    26.75

Notional Participation Facility Amount:    0.00

After Reallocation:

Value of the 2005-7 Dynamic Portfolio Index:    87.20

Bond Floor:    86.35

Reallocation Percentage: approximately 4.87%

Amount Allocated to Buy-Write Index Portfolio:    0.00

Amount Allocated to Notional Bond Portfolio:    87.20

Notional Participation Facility Amount:    0.00

Hypothetical Historical Data on the 2005-7 Dynamic Portfolio Index

The following table sets forth the hypothetical historical closing values of the 2005-7 Dynamic Portfolio Index on the third Friday of each month, or the immediately preceding index business day, commencing in March 2000 and ending in September 2005, each calculated as if the 2005-7 Dynamic Portfolio Index had been created on March 17, 2000 with an initial value of 100.00. The hypothetical historical closing values reflect a zero allocation to the Buy-Write Index portfolio beginning on November 8, 2001 and continuing through September 16, 2005. In addition, these hypothetical historical closing values assume a maturity of the notes of approximately 5.5 years, which may be different than the actual maturity of the notes. The hypothetical historical closing values set forth below in the table, the historical data used by the calculation agent and the calculations used to determine those values have not been reviewed or verified by an independent third party. These hypothetical historical closing values should not be taken as an indication of the actual composition of the 2005-7

Dynamic Portfolio Index as of the date the notes are priced for initial sale to the public, or the future performance of the 2005-7 Dynamic Portfolio Index. These hypothetical historical closing values reflect any required notional reinvestment of the notional income on the Buy-Write Index in additional Buy-Write Index units at the close of business on the last day of each hypothetical monthly calculation period. However, notional reinvestment of the notional income on the Buy-Write Index during the term of the notes will occur at the close of business on the first index business day of each monthly calculation period. In addition, these hypothetical historical closing values assume that reallocations are effected through notional purchases and sales of Buy-Write Index units at prices that reflect the value of notional call options determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). However, actual reallocations will be effected through:

•	notional purchases of Buy-Write Index units at prices that reflect the value of notional call options determined using bid-side implied volatility; and

•	notional sales of Buy-Write Index units at prices that reflect the value of notional call options determined using offered-side implied volatility.

See “Description of the Buy-Write Index — Call Options — Valuation of Notional Call Options” in this prospectus supplement. Further, these hypothetical historical closing values assume that during the period from March 2000 through September 2005 the S&P 500 Index did not at any point during any index business day decline from its closing value on the previous index business day by 10% or more. See “Description of the 2005-7 Dynamic Portfolio Index — Reallocation of the 2005-7 Dynamic Portfolio Index — Reallocation Following a 10% Decrease in the Value of the S&P 500 Index” in this prospectus supplement.

	2000	2001	2002	2003	2004	2005
January		89.52	89.33	97.61	100.23	100.44
February		88.19	89.79	98.33	100.38	100.53
March	100.00	86.32	88.31	97.89	100.75	100.69
April	95.52	86.80	89.49	98.52	100.32	100.88
May	92.40	87.26	90.17	99.76	99.85	101.11
June	97.12	87.39	92.08	100.24	99.67	101.29
July	98.23	87.96	93.39	99.66	100.03	101.48
August	99.01	88.31	94.51	98.94	100.36	101.75
September	96.59	88.62	95.96	99.55	100.43	101.97
October	90.55	89.58	95.62	99.26	100.50
November	89.31	88.60	96.49	99.67	100.35
December	87.65	87.94	97.26	99.87	100.38

DESCRIPTION OF THE BUY-WRITE INDEXSM

General

The Buy-Write Index based upon the S&P 500 Index (the “Buy-Write Index”) was established before the open of business on May 27, 2005 with an initial value of 100.00 and is designed to track the performance of a hypothetical “buy-write” strategy on the S&P 500 Index. A buy-write strategy on the S&P 500 Index is an investment strategy in which an investor:

•	invests in the S&P 500 Index; and

•	writes (or sells) a call option on the S&P 500 Index.

A buy-write strategy provides income from option premiums, or the value of the option when it is priced, helping to offset losses if there is a decline in the prices of the stocks to which the options relate. However, the strategy limits participation in appreciation of a stock beyond the option’s strike price. Thus, in a period of significant stock market increases, a buy-write strategy will tend to produce lower returns than ownership of common stock. See “Risk Factors — Risk Factors Relating to the Buy-Write Index — The Appreciation of the Buy-Write Index Will Be Capped Due to the Buy-Write Strategy” in this prospectus supplement.

The Buy-Write Index is based on a notional investment in the S&P 500 Index and notional sales of a call option on the S&P 500 Index on a monthly basis. The notional call option included in the Buy-Write Index is not intended to represent or indicate that any such option exists or is capable of being traded. For more information about the notional call option, see “— Call Options” below.

Please note that an investment in the notes does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the stocks underlying the S&P 500 Index. In addition, you should be aware that the Buy-Write Index is distinct from the CBOE S&P 500 BuyWrite Index, which is calculated by the Chicago Board Options Exchange, and you should not treat them the same.

Calculation of the Buy-Write Index

General

The value of the Buy-Write Index is calculated at the close of business on each day by Citigroup Global Markets Inc. as calculation agent. The value of the Buy-Write Index was set to equal 100.00 before the open of business on May 27, 2005, the date the Buy-Write Index was established.

The value of the Buy-Write Index, or BWIV, on each index business day will be determined according to the following formula:

BWIV = SPXPV – NCOV + BWNI

where:

SPXPV	is the value of the S&P 500 Index portfolio which is determined by taking the product of (i) the value of the S&P 500 Index and (ii) the portfolio composition ratio;
NCOV	is the value of the notional call option on the S&P 500 Index; and
BWNI	is the then-current notional income on the Buy-Write Index for that monthly calculation period.

The notional income on the Buy-Write Index will be calculated in accordance with the following formula:

BWNI = CTNI – BWAF

where:

CTNI	is the then-current total notional income for the Buy-Write Index for each index business day in the monthly calculation period through and including that index business day; and
BWAF	is the sum of the Buy-Write Index Adjustment Factor (as described below) removed from CTNI on each calendar day for that monthly calculation period through and including that index business day.

The value of the Buy-Write Index on any day that is not an index business day will equal the value of the Buy-Write Index on the previous day minus the Buy-Write Index Adjustment Factor for that day.

The notional income, or NI, for the Buy-Write Index on each index business day during each calculation period will be calculated in accordance with the following formula, except in the circumstances described below:

NI = PCR * (AD + NCOP)

where:

PCR	is the portfolio composition ratio of the S&P 500 Index portfolio, or the number of the S&P 500 Index portfolio units to be included in the Buy-Write Index on each index business day subject to adjustments as described in “—Adjustments to the Portfolio Composition Ratio”;
AD	is the actual cumulative cash dividend, if any, per index unit in respect of all stocks underlying the S&P 500 Index on that index business day if that day is the ex-dividend date for that dividend and using the portfolio composition ratio at the close of such index business day, as determined by the calculation agent;
NCOP	is the notional call option premium on the day that the notional call option is priced. The notional call option premium will be calculated as follows:

NCOP = CL * (AATY – AHDY) * T – MPD

where:

CL	is the closing level of the S&P 500 Index on the day the notional call option is priced, which is expected to be on the third Friday of each month;
AATY	is the adjusted annual target yield, obtained by increasing the annual target yield, or ATY, of 10% on the Buy-Write Index on the first day of each monthly calculation period by an amount intended to, but which may or may not, offset the value of the Buy-Write Index Adjustment Factor. The adjusted annual target yield will be calculated as follows:

AATY =	(1 + ATY)	– 1;
(1 – BWAFP)

where:

BWAFP	is the Buy-Write Index Adjustment Factor Percentage, which equals 1.15%;

T	is the time period, expressed as a fraction of a year based upon a 365-day year, from but excluding the day the option is priced to and including the expiration of the option;
MPD	is the difference, if greater than zero, between the target monthly premium, or TMP, and the actual monthly premium, or AMP; and
AHDY	is the annualized historical dividend yield on the S&P 500 Index calculated by (1) dividing (i) the sum of the daily dividend amount on the S&P 500 Index, which is published by S&P, for the same monthly calculation period during the preceding year, as determined by the calculation agent, by (ii) the SOQ on that index business day and (2) annualizing the resulting quotient based upon the number of calendar days remaining in the current monthly calculation period, assuming a 365-day year.

The value of premiums in respect of notional call options will be included in the notional income on the Buy-Write Index (and thus the value of the Buy-Write Index) at the close of business on the day on which the notional call option is priced, provided that the value of any premium in respect of a notional call option priced on the last index business day of a monthly calculation period will be included as notional income in the next monthly calculation period.

If any notional call option has a value greater than zero at expiration, the value of that option will be removed from the value of the Buy-Write Index on the last index business day of each monthly calculation period, which is expected to be the third Friday of each month. In order to preserve the continuity of the value of the Buy-Write Index following any such removal, the value of the Buy-Write Index will at the same time be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the portfolio composition ratio of the S&P 500 Index portfolio by an amount that, when multiplied by the SOQ of the S&P 500 Index on the day on which the notional call option is priced, which will be the last index business day of any monthly calculation period, equals the value of the notional call option at expiration. The reduction of the portfolio composition ratio of the S&P 500 Index portfolio under these circumstances will reduce the value of the S&P 500 Index portfolio. Because these reductions will have the effect of ensuring the continuity of the value of the Buy-Write Index, they will not result in Reallocation Events. The reduced portfolio composition ratio will be used to calculate the value of the S&P 500 Index portfolio and, therefore, the value of the Buy-Write Index, at the close of business on the last index business day of the related monthly calculation period. For more information on the reduction of the portfolio composition ratio under these circumstances, see “Description of the S&P 500 Index Portfolio — Adjustments to the Portfolio Composition Ratio” in this prospectus supplement.

Because each Buy-Write Index unit equals one percent of the value of the Buy-Write Index, the notional income on each Buy-Write Index unit will equal one percent of the notional income on the Buy-Write Index.

The notional income on the Buy-Write Index will be removed from the value of the Buy-Write Index on the last index business day of the related monthly calculation period, which is expected to be the third Friday of each month. The notional income on the Buy-Write Index will be zero until notional call options are priced at the close of business on the last index business day of the related monthly calculation period. The removal of notional call options will reduce the value of the Buy-Write Index and may therefore cause a Reallocation Event in which the allocation to the Buy-Write Index portfolio is reduced, even if the level of the S&P 500 Index has not fallen. For risks associated with the occurrence of a Reallocation Event under these circumstances, see “Risk Factors — Risk Factors Relating to the Buy-Write Index — The Removal of the Value of Notional Income on the Buy-Write Index Will Reduce the Value of the Buy-Write Index Portfolio at the End of Each Monthly Calculation Period and May Cause a Reallocation Event.”

If no value (including a closing value) of the Buy-Write Index is available on any date because of a market disruption event or otherwise, unless deferred by the calculation agent as described above, the calculation agent will determine the values of the components of the Buy-Write Index as follows:

•	the value of the S&P 500 Index for which no value is available will be the arithmetic mean, as determined by the calculation agent, of the value of those stocks underlying the S&P 500 Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent; and

•	the value of any notional call option on the S&P 500 Index for which no value is available will be the arithmetic mean, as determined by the calculation agent, of the value of that option obtained from as many dealers in options (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

The “ex-dividend date” with respect to any dividend, distribution or issuance is the first date on which the underlying stock in the S&P 500 Index trades in the regular way on its principal market with the right to receive this dividend, distribution or issuance.

The Buy-Write Index Adjustment Factor

The “Buy-Write Index Adjustment Factor” will accrue daily on the basis of a 365-day year. The Buy-Write Index Adjustment Factor, or BWAF, will be calculated and subtracted from the notional income on the Buy-Write Index at the end of each day prior to effecting any reallocation that day and will be calculated according to the following formula:

BWAF = PBWV * BWAFP * (1 / 365)

where:

PBWV	is the value of the Buy-Write Index at the end of the preceding day; and
BWAFP	is the Buy-Write Index Adjustment Factor Percentage, which equals 1.15%.

The value of the Buy-Write Index Adjustment Factor for any monthly calculation period will not exceed the value of the notional income on the Buy-Write Index for that monthly calculation period. The value of the Buy-Write Index Adjustment Factor on any day that is not an index business day will be calculated based on the value of the Buy-Write Index on the previous day and will be deducted from the value of the notional income on the Buy-Write Index on that day.

The notional value of the Buy-Write Index Adjustment Factor accrued and deducted will be retained by Citigroup Funding. Because the Buy-Write Index Adjustment Factor reduces the value of the Buy-Write Index, the return on an investment in the buy-write strategy represented by the Buy-Write Index will be less than the return on a buy-write strategy on the S&P 500 Index that did not include such a Buy-Write Index Adjustment Factor. See “Risk Factors — Risk Factors Relating to the Notes — Your Return on the Notes Will Not Reflect the Return You Would Realize if You Invested Directly in a Strategy That Replicates the Buy-Write Index and the Notional Securities Comprising the Notional Bond Portfolio” in this prospectus supplement.

Call Options

Terms of Notional Call Options

The calculation agent will price notional cash-settled call options on the S&P 500 Index on a monthly basis, except in the circumstances described below. The notional call option will be priced on the last index business day of each monthly calculation period, which is expected to be the third Friday of each month, except that the notional call option for the first monthly calculation period will be priced on the first index business day after the notes are priced for initial sale to the public.

Each notional call option will:

•	be based on the closing level of the S&P 500 Index on the last index business day of each monthly calculation period;

•	expire on the last index business day of each monthly calculation period;

•	be automatically settled on the third Friday of each month or, if such day is not an index business day, a day on which the SOQ is published, which is expected to be the immediately preceding index business day, if the SOQ, which will be used as the final settlement price to determine the “in-the-money” amount, exceeds the strike price; and

•	have a strike price greater than or equal to approximately 101% of the closing level of the S&P 500 Index on the day the notional call option is priced.

The strike price of each notional call option will be determined through the bidding process described below. Before seeking bids on the strike price of a notional call option, the calculation agent will determine the option’s target monthly premium, or TMP. TMP will be determined according to the following formula:

TMP =	CL * (AATY – AHDY) * T

Once the calculation agent has determined the target monthly premium for a notional call option, it will seek strike prices for that notional call option from as many dealers in options (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding five such dealers, as will make such bid prices available to the calculation agent. The strike price for the notional call option will equal the highest strike price quoted by these dealers and the value of this notional call option and the related target monthly premium will be included in the value of the Buy-Write Index at the close of business on the day on which the notional call option is priced.

If the highest strike price bid is less than 101% of the closing level of the S&P 500 Index on the day on which the notional call option is priced, the calculation agent will set the strike price of the notional call option at approximately 101% of the closing level of the S&P 500 Index on the day on which the notional call option is priced and will seek quotations for premiums for the notional call option from as many dealers in options (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding five such dealers, as will make such bid prices available to the calculation agent. The actual monthly premium, or AMP, for the notional call option will equal the highest premium quoted by these dealers whereby the strike price is approximately 101% of the closing level of the S&P 500 Index on the day on which the notional call option is priced and the value of this notional call option and the related premium will be included in the value of the Buy-Write Index at the close of business on that day. Under these circumstances, the notional income on the Buy-Write Index will be less than it would have been if the highest strike price bid had been greater than or equal to approximately 101% of the closing level of the S&P 500 Index on the day on which the notional call option was priced, except to the extent that the dividend yield on the S&P 500 Index is higher than the annualized historical dividend yield by an amount sufficient to offset the difference between the actual notional income and the notional income that would have resulted if the premium on each notional call option had been equal to its target monthly premium.

In seeking strike prices or premiums from dealers in options in respect of notional call options on the S&P 500 Index, the calculation agent may reject any strike price or premium that does not meet the requirements for notional call options stated above.

Valuation of Notional Call Options

The mark-to-market value of each monthly notional call option, or NCOV, will be determined by the calculation agent at the close of business on each index business day in accordance with a Black-Scholes option pricing formula:

NCOV = [S * N(d1) * e – (Rd* t)] – [E * N(d2) * e – (Ri*t)]

where:

S	is the value of the S&P 500 Index as of the time the notional call option is valued;
N	is the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;
d1	is ln (S/E) + [ (Ri – Rd) + (s2/2) ] * t;
s *
E	is the strike price of the notional call option (equal to approximately 101% of the closing level of the S&P 500 Index when the notional call option is valued);
d2	is d1 – [s * ];
e	is the constant that is the base of the natural logarithm, which equals approximately 2.71828;
Rd	is the continuously computed compounded annualized historical dividend yield on the S&P 500 Index, as described below;
Ri	is the U.S. dollar interest rate as of the time the notional call option is valued, converted into a continuously compounded rate;

t	is the time until the expiration of the notional call option as a percentage of one year;
ln	is the natural logarithm function; and
s	is the implied volatility of the S&P 500 Index (determined by the calculation agent as described below).

At the time the notional call option is priced, the U.S. dollar interest rate will equal the U.S. dollar LIBOR rate as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the calculation agent at that time, based on the time to expiration of that notional call option. During the remaining term of the notional call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the notional call option. If an interest rate for a term identical to the remaining term of the notional call option is not published, the calculation agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the notional call option and the published rate for a longer term nearest to the term of the notional call option. All interest rates will be converted by the calculation agent into a rate compounded on a continuous basis.

The annualized historical dividend yield on the S&P 500 Index on any index business day will be calculated by (1) dividing (i) the sum of the daily dividend amount on the S&P 500 Index, which is published by S&P, from that index business day to, and including, the last index business day of the same monthly calculation period during the preceding year, as determined by the calculation agent, by (ii) the closing level of the S&P 500 Index on that index business day and (2) annualizing the resulting quotient based upon the number of calendar days remaining in the current monthly calculation period, assuming a 365-day year.

The implied volatility of the notional call option on any index business day is:

•	when notionally purchasing Buy-Write Index units, the bid-side implied volatility;

•	when notionally selling Buy-Write Index units, the offered-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the S&P 500 Index as determined by the calculation agent by interpolating from the implied volatility surface for the most comparable call options listed on the Chicago Board Options Exchange (or any successor to such exchange or any substitute exchange or quotation system to which the listing of comparable call options has temporarily relocated, as determined by the calculation agent) on the S&P 500 Index as determined by the calculation agent in accordance with the Black-Scholes option pricing model, taking into account the nearest strike price and maturity and using the U.S. dollar interest rate and dividend yield determined as described above.

If no value of any monthly notional call option is available on any date because of a market disruption event, because the calculation agent determines that the market for the listed option described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to the S&P 500 Index, the size of the open interest in call options with related strike prices and maturities relating to the S&P 500 Index and the size of the bid-offer relative to the number of notional options related to the S&P 500 Index to be priced on that day in respect of the notes then outstanding) for the purpose of calculating the implied volatility of any monthly notional call option or otherwise, or if the reported prices for the listed option described above contain or are the result of manifest error, unless deferred by the calculation agent as described below, the value of such monthly notional call option will be the arithmetic mean, as determined by the calculation agent, of the value of such option obtained from as many dealers in options (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

The calculation agent may defer the determination of the value of the notional call option for up to five consecutive index business days on which a market disruption event is occurring, provided that if a market disruption event occurs on the fifth index business day prior to maturity, such determination may be deferred by the calculation agent for up to two consecutive index business days. Following such a deferral period, the calculation agent will determine the value of the notional call option. No determination of the value of the Buy-

Write Index or reallocation of the value of the 2005-7 Dynamic Portfolio Index will occur on any day the determination of the value of the notional call option is deferred by the calculation agent.

Hypothetical Historical Data on the Buy-Write Index

The following table sets forth the hypothetical historical closing values of the Buy-Write Index on the third Friday of each month, or the immediately preceding index business day, from March 2000 to September 2005, each calculated as if the Buy-Write Index had been created on March 17, 2000 with an initial value of 100.00. These hypothetical historical closing values do not reflect the actual composition of the Buy-Write Index as of the date the notes are priced for initial sale to the public, nor should these hypothetical historical closing values be taken as an indication of the future performance of the Buy-Write Index. The hypothetical historical closing values set forth below in the table, the historical data used by the calculation agent and the calculations used to determine those values have not been reviewed or verified by an independent third party. The calculations used to determine the hypothetical historical closing values set forth below contain certain necessary estimates and approximations that will not be reflected in the actual calculation of the value of the Buy-Write Index during the term of the notes. As a result, the hypothetical historical closing values set forth below may be different than they would be if those estimates and approximations were not necessary in order to calculate the hypothetical historical closing values of the Buy-Write Index. In addition, these hypothetical historical closing values assume that reallocations within the 2005-7 Dynamic Portfolio Index are effected through notional purchases and sales of Buy-Write Index units at prices that reflect the value of a notional call option determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). However, actual reallocations will be effected through:

•	notional purchases of Buy-Write Index units at prices that reflect the value of notional call options determined using bid-side implied volatility; and

•	notional sales of Buy-Write Index units at prices that reflect the value of notional call options determined using offered-side implied volatility.

See “Description of the Buy-Write Index — Call Options — Valuation of Notional Call Options” in this prospectus supplement.

	2000	2001	2002	2003	2004	2005
January		92.05	72.31	55.33	60.53	57.20
February		89.24	70.80	52.04	60.76	57.95
March	100.00	78.89	73.38	54.97	58.93	57.37
April	98.36	83.43	70.80	54.83	60.21	55.10
May	96.47	86.72	69.63	56.66	58.03	56.08
June	100.41	81.51	62.24	57.68	59.53	56.37
July	101.49	81.27	53.34	57.54	57.76	56.88
August	102.28	77.99	56.99	57.39	57.60	56.50
September	100.50	64.82	51.87	58.51	58.54	57.34
October	95.78	69.34	54.27	58.68	57.48
November	93.78	73.01	55.83	58.45	57.56
December	89.97	73.42	54.96	59.63	58.49

Actual Historical Data on the Buy-Write Index

The Buy-Write Index was established before the open of business on May 27, 2005 with an initial value of 100.00. Thereafter, the value of the Buy-Write Index has been calculated at the close of business on each day including May 27, 2005, by the calculation agent. The following table sets forth the closing value of the Buy-Write Index on each Friday in the period from May 27, 2005 through September 16, 2005, as provided by the calculation agent. These historical data on the Buy-Write Index are not necessarily indicative of the future performance of the Buy-Write Index or what the value of the 2005-7 Dynamic Portfolio Index or the notes may be. Any historical upward or downward trend in the value of the Buy-Write Index during any period set forth below is not an indication that the Buy-Write Index is more or less likely to increase or decrease at any time during the term of the notes.

Value of the Buy-Write Index
May 27, 2005	99.95
June 3, 2005	99.95
June 10, 2005	100.33
June 17, 2005	100.57
June 24, 2005	98.94
July 1, 2005	99.24
July 8, 2005	100.64
July 15, 2005	101.45
July 22, 2005	101.83
July 29, 2005	101.95
August 5, 2005	101.73
August 12, 2005	102.26
August 19, 2005	100.57
August 26, 2005	100.04
September 2, 2005	100.99
September 9, 2005	102.22
September 16, 2005	102.30

DESCRIPTION OF THE S&P 500 INDEXSM PORTFOLIO

The S&P 500 Index portfolio consists of investments in the S&P 500 IndexSM and the amount of such investments as represented by the portfolio composition ratio, or PCR. On May 27, 2005 (1) the value of the S&P 500 Index portfolio was set to equal 100.00 and (2) the number of S&P 500 Index portfolio units to be included in the Buy-Write Index, or its portfolio composition ratio, was determined by dividing 100.00 by the value of the S&P 500 Index on that index business day. The portfolio composition ratio will be subject to adjustments as described below in “—Adjustments to the Portfolio Composition Ratio.” Reductions of the portfolio composition ratio will reduce the value of the S&P 500 Index portfolio and, therefore, the value of the Buy-Write Index. Any reductions of the portfolio composition ratio will reduce the value of the S&P 500 Index portfolio. As a result, the value of the S&P 500 Index portfolio is expected to be lower than the value of the S&P 500 Index, which does not experience these reductions.

Adjustments to the Portfolio Composition Ratio

If any notional call option included in the Buy-Write Index has a value greater than zero at expiration, the value of that option will be removed from the value of the Buy-Write Index on the day the option expires. In order to preserve the continuity of the value of the Buy-Write Index following any such removal, the value of the S&P 500 Index portfolio will at the same time be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the portfolio composition ratio of the S&P 500 Index portfolio by an amount that, when multiplied by the SOQ on the last index business day of the monthly calculation period (which is expected to be the third Friday of each month), equals the value of the option at expiration. The portfolio composition ratio of the S&P 500 Index portfolio will be reduced by an amount calculated as follows:

PCR *	(1–	NCOSP	)

EL

where:

NCOSP	is the strike price of the notional call option relating to the S&P 500 Index; and

EL	is the SOQ on the last index business day of that monthly calculation period (which is expected to be the third Friday of each month).

The reduction of the portfolio composition ratio of the S&P 500 Index portfolio under these circumstances will reduce the value of the S&P 500 Index portfolio. Because these reductions will have the effect of ensuring the continuity of the value of the Buy-Write Index, they will not result in Reallocation Events. The reduced portfolio composition ratio will be used to calculate the value of the S&P 500 Index portfolio and, therefore, the value of the Buy-Write Index, at the close of business on the last index business day of the related monthly calculation period.

Hypothetical Historical Data on the S&P 500 Index Portfolio

The following table sets forth the hypothetical historical closing value of the S&P 500 Index portfolio on the third Friday of each month, or the immediately preceding index business day, from March 2000 to September 2005, each calculated as if the S&P 500 Index portfolio had been created on March 17, 2000 with an initial value of 100.00. These hypothetical historical closing values do not reflect the actual composition of the S&P 500 Index portfolio as of the date the notes are priced for initial sale to the public, nor should these hypothetical historical closing values be taken as an indication of the future performance of the S&P 500 Index portfolio. Because of the reduction of the portfolio composition ratio of the S&P 500 Index portfolio, the hypothetical historical closing values of the S&P 500 Index portfolio set forth below are lower than the values of the S&P 500 Index, which do not reflect such reductions. The hypothetical historical closing values set forth below in the table, the historical data used by the calculation agent and the calculations used to determine those values have not been reviewed or verified by an independent third party. The calculations used to determine the hypothetical historical closing values set forth below contain certain necessary estimates and approximations that will not be reflected in the actual calculation of the value of the S&P 500 Index portfolio during the term of the notes. As a result, the hypothetical historical closing values set forth below may be different than they would be if those estimates and approximations were not necessary in order to calculate the hypothetical historical closing values of the S&P 500 Index portfolio.

	2000	2001	2002	2003	2004	2005
January		92.05	72.31	55.33	60.53	57.20
February		89.24	70.80	52.04	60.76	57.95
March	100.00	78.89	73.38	54.97	58.93	57.37
April	98.36	83.43	70.80	54.83	60.21	55.10
May	96.47	86.72	69.63	56.66	58.03	56.08
June	100.41	81.51	62.24	57.68	59.53	56.37
July	101.49	81.27	53.34	57.54	57.76	56.88
August	102.28	77.99	56.99	57.39	57.60	56.50
September	100.50	64.82	51.87	58.51	58.54	57.34
October	95.78	69.34	54.27	58.68	57.48
November	93.78	73.01	55.83	58.45	57.56
December	89.97	73.42	54.96	59.63	58.49

Description of the S&P 500 Index

General

Unless otherwise stated, we have derived all information regarding the S&P 500 Index (the “S&P 500 Index”) provided in this prospectus supplement, including its composition, method of calculation and changes in components, from S&P, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500 Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the S&P 500 Index.

As of August 31, 2005, the common stocks of 427 of the 500 companies include in the S&P 500 Index were listed on the New York Stock Exchange (“NYSE”). As of August 31, 2005, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 74% of the market value of Standard & Poor’s internal database of over 6,985 equities. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of August 31, 2005, the 500 companies included in the S&P 500 Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (88), Consumer Staples (38), Energy (29), Financials (84), Health Care (56), Industrials (53), Information Technology (78), Materials (32), Telecommunication Services (9) and Utilities (33). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

THE S&P 500 INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE SUPPLEMENTAL RETURN AMOUNT ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500 Index

On March 21, 2005, S&P began to calculate the S&P 500 Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500 Index. S&P’s criteria for selecting stocks for the Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500 Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 S&P 500 component stocks relative to the S&P 500 Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500 component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total market value of the S&P 500 Component Stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period level of the S&P 500 Index. The index divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

Discontinuance of the S&P 500 Index

If S&P discontinues publication of the S&P 500 Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the S&P 500 Index, then the value of the S&P 500 Index will be determined by reference to the value of that index, which we refer to as a “successor index.”

Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the notes.

If S&P discontinues publication of the S&P 500 Index and a successor index is not selected by the calculation agent or is no longer published on any index business day, the index value to be substituted for the S&P 500 Index for that index business day will be a value computed by the calculation agent for that index business day in accordance with the procedures last used to calculate the S&P 500 Index prior to any such discontinuance.

If S&P discontinues publication of the S&P 500 Index prior to the determination of the index return amount and the calculation agent determines that no successor index is available at that time, then on each index business day until the earlier to occur of (a) the determination of the index return amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in determining the value of the S&P 500 Index as described in the preceding paragraph. The calculation agent will cause notice of daily closing values to be published not less often that once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect trading in the notes.

If a successor index is selected or the calculation agent calculates a value as a substitute for the S&P 500 Index as described above, the successor index or value will be substituted for the S&P 500 Index for all purposes, including for purposes of determining whether an index business day or market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the notes.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

Alternation of Method of Calculation

If at any time the method of calculating the S&P 500 Index or any successor index is changed in any material respect, or if the S&P 500 Index or any successor index is in any other way modified so that the value of the S&P 500 Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from time to time, the calculation agent will, at the close of business in New York, New York, make those adjustment as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the S&P 500 Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the S&P 500 Index or the successor index. Accordingly, if the method of calculating the S&P 500 Index or any successor index is modified so that the value of the S&P 500 index or any successor index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Historical Data on the S&P 500 Index

Month-End Closing Values

The following table sets forth the value of the S&P 500 Index at the end of each month in the period from January 2000 through August 2005. These historical data on the S&P 500 Index are not necessarily indicative of the future performance of the S&P 500 Index or what the value of the notes may be. Any historical upward or downward trend in the value of the S&P 500 Index during any period set forth below is not an indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the term of the notes.

	2000	2001	2002	2003	2004	2005
January	1394.46	1366.01	1130.20	855.70	1131.13	1181.27
February	1366.42	1239.94	1106.73	841.15	1144.94	1203.60
March	1498.58	1160.33	1147.39	848.18	1126.21	1180.59
April	1452.43	1249.46	1076.92	916.92	1107.30	1156.85
May	1420.60	1255.82	1067.14	963.59	1120.68	1191.50
June	1454.60	1224.42	989.82	974.50	1140.84	1191.33
July	1430.83	1211.23	911.62	990.31	1101.72	1234.18
August	1517.68	1133.58	916.07	1008.01	1104.24	1220.33
September	1436.51	1040.94	815.02	995.97	1114.58
October	1429.40	1059.78	885.76	1050.71	1130.20
November	1314.95	1139.45	936.31	1058.20	1173.82
December	1320.28	1148.08	879.82	1111.92	1211.92

The closing value of the S&P 500 Index on September 22, 2005 was 1214.62.

Year-End Closing Values

The following table sets forth the closing values of the S&P 500 Index on the last index business day of December from 1947 through 2004, as published by S&P. The historical performance of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given that the value of the S&P 500 Index will not decline (or increase insufficiently) and thereby reduce or eliminate the maturity payment.

Year	Year End Closing Value	Year	Year End Closing Value	Year	Year End Closing Value	Year	Year End Closing Value
1947	15.30	1962	63.10	1977	95.10	1992	435.71
1948	15.20	1963	75.02	1978	96.11	1993	466.45
1949	16.79	1964	84.75	1979	107.94	1994	459.27
1950	20.43	1965	92.43	1980	135.76	1995	615.93
1951	23.77	1966	80.33	1981	122.55	1996	740.74
1952	26.57	1967	96.47	1982	140.64	1997	970.43
1953	24.81	1968	103.86	1983	164.93	1998	1229.23
1954	35.98	1969	92.06	1984	167.24	1999	1469.25
1955	45.48	1970	92.15	1985	211.28	2000	1320.28
1956	46.67	1971	102.09	1986	242.17	2001	1148.08
1957	39.99	1972	118.05	1987	247.08	2002	879.82
1958	55.21	1973	97.55	1988	277.72	2003	1111.92
1959	59.89	1974	68.56	1989	353.40	2004	1211.92
1960	58.11	1975	90.19	1990	330.22
1961	71.55	1976	107.46	1991	417.09

The following graph illustrates the historical performance of the S&P 500 Index based on the closing value thereof on the last index business day of December 1947 through 2004. Past movements of the S&P 500 Index are not indicative of future S&P 500 Index values.

License Agreement

S&P and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Funding Inc., in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the notes.

The license agreement between S&P and Citigroup Global Markets Inc. provides that the following language must be stated in this prospectus supplement.

“The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to Citigroup Global Markets Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Citigroup Global Markets Inc. or the holders of the notes. S&P has no obligation to take the needs of Citigroup Global Markets Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are initially to be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.”

All disclosure contained in this prospectus supplement regarding the S&P 500 Index, including its makeup method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of United States federal income tax consequences material to the purchase, ownership and disposition of the notes. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the notes (a “U.S. Holder”). This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the notes by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the notes as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the United States dollar, (iv) persons that do not hold the notes as capital assets or (v) persons that did not purchase the notes in the initial offering.

This summary is based on United States federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

PROSPECTIVE INVESTORS IN THE NOTES SHOULD CONSULT THEIR TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Tax Characterization of the Notes

Citigroup Funding will treat each note for United States federal income tax purposes as a single debt instrument issued by Citigroup Funding that is subject to United States Treasury regulations governing contingent debt instruments (the “CPDI regulations”). Moreover, each holder, by accepting a note, agrees to this treatment of the note and to report all income (or loss) with respect to the note in accordance with the CPDI regulations. The remainder of this summary assumes the treatment of each note as a single debt instrument subject to the CPDI regulations and the holder’s agreement thereto.

U.S. Holders

Accrual of Interest on the Notes

Pursuant to the CPDI regulations, U.S. Holders will be required to accrue interest income on the notes, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders may be required to include interest in taxable income in excess of interest payments actually received in a taxable year.

The CPDI regulations provide that a U.S. Holder must accrue ordinary interest income, as original issue discount, for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes in an amount that equals:

(1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

(2) divided by the number of days in the accrual period; and

(3) multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. It is expected that the issue price of the notes will be their par amount. The adjusted issue price of a note generally is its issue price (i) increased by any interest income previously accrued (determined without regard to any adjustments to interest accruals described below) and (ii) decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the notes (without regard to the actual amount paid).

The term “comparable yield” means the annual yield we would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is an annual rate of             %, compounded monthly.

The CPDI regulations require that Citigroup Funding provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, referred to as projected payments, on the notes. The payments set forth on that schedule must produce a total return on the note equal to the comparable yield. The projected payment schedule provides estimates for the monthly coupons payable on the notes, as well as the amount to be paid upon the maturity of the notes. The projected payment schedule for the notes projects monthly payments of $             per note, and a final payment at maturity equal to $10.00.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Internal Revenue Code of 1986, as amended. Because income on the notes will constitute original issue discount, coupons on the notes will not be eligible for the dividends-received deduction, in the case of corporate holders, or for the lower tax rate applicable to certain dividends, in the case of individual holders.

Adjustments to Interest Accruals on the Notes

If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment will reduce the U.S. Holder’s interest income on the notes for that taxable year.

U.S. Holders should be aware that the information statements they receive from their brokers (on an Internal Revenue Service Form 1099) stating accrued original issue discount in respect of the notes may not take net negative or positive adjustments into account, and thus may overstate or understate the holders’ interest inclusions.

Effect of Zero Allocation to the Buy-Write Index Portfolio

If the notional allocation of a U.S. Holder’s investment to the Buy-Write Index portfolio were to become zero more than six months prior to the maturity of the notes, so that coupons would cease to be paid on the notes and the amount paid at maturity of a note would become fixed, then a U.S. Holder would incur “net negative adjustments” to interest income under the CPDI regulations. Under the CPDI regulations those net negative adjustments must be taken into account in a reasonable manner over the periods to which they relate. While the application of this rule to the notes is not entirely clear, adjustments to interest accruals should be made as described above through the interest payment date following the date on which the payments under the note became fixed, and thereafter the adjustments generally should have the effect of reducing to zero the net interest income recognized by a U.S. Holder in respect of a note. If, however, the fixed amount that a U.S. Holder will receive at maturity exceeds the principal amount of the note, a reasonable manner for a U.S. Holder to take such excess into account would be to accrue the amount of such excess over the remaining term of the note.

Sale, Exchange or Redemption

Upon the sale, exchange or other disposition of a note, including redemption of the note at maturity, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to (i) the U.S. Holder’s original purchase price for the note, (ii) increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and (iii) decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized upon disposition of a note generally will be treated as ordinary interest income, and any loss generally will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). However, if the disposition of a note occurs after a time when the notional allocation of such U.S. Holder’s investment to the Buy-Write Index portfolio has become zero more than six months prior to the maturity of the notes, then any resultant gain or loss will be capital. The deductibility of net capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting

Unless a U.S. Holder is an exempt recipient, such as a corporation, payments under the notes and the proceeds received from the sale of notes will be subject to information reporting and will also be subject to United States federal backup withholding tax if such U.S. Holder fails to supply an accurate taxpayer identification number on Internal Revenue Service Form W-9 or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. Holder’s United States federal income tax liability.

Non-U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to Non-U.S. Holders of the notes other than Non-U.S. Holders that hold more than 5% in value of the outstanding notes at any time throughout their entire holding period for the notes (to which this summary does not apply). The term “Non-U.S. Holder” means a beneficial owner of a note that is a foreign corporation or nonresident alien.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state and local and any foreign tax consequences that may be relevant to them.

Payments with Respect to the Notes

All payments on the notes made to a Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the notes, will be exempt from United States income and withholding tax, provided that:

(i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Citigroup Funding stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership;

(ii) the beneficial owner of a note certifies on Internal Revenue Service Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements;

(iii) (A) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States and (B) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption of the notes; and

(iv) the stocks and the notional call options underlying the Buy-Write Index are actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Internal Revenue Code of 1986, as amended.

Based on the advice of Cleary Gottlieb Steen & Hamilton LLP as special tax counsel, Citigroup Funding believes that under current law, while there is no authority directly on point, U.S. withholding tax will not apply to payments on the notes made to a Non-U.S. Holder, provided that conditions (i) through (iii) above are satisfied. Accordingly, absent any change or clarification in law to the contrary and absent a change in the manner in which the stocks or options on the stocks underlying the Buy-Write Index are priced or traded, Citigroup Funding intends not to withhold on payments it makes on the notes to Non-U.S. Holders, provided that conditions (i) through (iii), above, are satisfied. If any of the foregoing conditions are not satisfied, Citigroup Funding will withhold on such payments at the rate of 30% or such lower rate as may be available to a Non-U.S. Holder under an applicable treaty.

If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange or redemption of the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in clause (ii) of the second preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

Backup Withholding Tax and Information Reporting

In general, if you are a Non-U.S. Holder you generally will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the notes if you have provided us with an Internal Revenue Service Form W-8BEN described above and we do not have actual knowledge or reason to know that you are a United States person. In addition, no backup withholding will be required regarding the proceeds of the sale of the notes made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption.

UNDERWRITING

The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated May 3, 2005, govern the sale and purchase of the notes. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets Inc., $             principal amount of notes (             notes).

The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the notes if it purchases any of the notes.

Citigroup Global Markets Inc. proposes to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not in excess of $             per note. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not in excess of $             per note on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $             per note for the notes they sell. If all of the notes are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and the other selling terms.

Citigroup Funding has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the notes, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Funding, in each case that are substantially similar to the notes or any security convertible into or exchangeable for the notes or substantially similar securities. Citigroup Global Markets Inc. may release any of the notes subject to this lock-up at any time without notice.

The underwriting agreement provides that Citigroup Funding will indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933 relating to material misstatements and omissions.

Prior to this offering, there has been no public market for the notes. Consequently, the initial public offering price for the notes was determined by negotiations among Citigroup Funding and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the notes will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the notes will develop and continue after this offering.

The notes will not be listed on any exchange.

In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell notes and the stocks underlying the S&P 500 Index in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of notes in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of notes or the stocks underlying the S&P 500 Index made for the purpose of preventing a decline in the market price of the notes or the stocks underlying the S&P 500 Index while the offering is in progress. These activities may cause the price of the notes to be higher than would otherwise be the case in the absence of these transactions. Citigroup Global Markets Inc. is not required to engage in any of these activities and may end any of these activities at any time.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities

Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

In order to hedge its obligations under the notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections “Risk Factors — The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks Underlying the S&P 500 Index or Derivative Instruments Related to Those Stocks by Affiliates of Citigroup Funding” and “— Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in this prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

We expect that our total expenses for this offering will be $            .

This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Funding’s broker-dealer affiliates in connection with offers and sales of the notes (subject to obtaining any necessary approval of the Nasdaq National Market for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the notes and any may discontinue any market making at any time without notice, at its sole discretion.

Any secondary market purchases of notes by Citigroup Global Markets Inc. (or any other of our broker-dealer affiliates) prior to maturity will be at a price that is net of the repurchase spread described below. As a result, the price at which you may sell your notes to Citigroup Global Markets Inc. may be less than the amount you originally invest. You should expect that the market value of the notes will be less than it would in the absence of the repurchase spread. The repurchase spread per note will decrease over the term of the notes and on each anniversary of the date the notes are originally issued to the public will equal:

Date of Repurchase	Repurchase Spread per Note
, 2005 (the date the notes are originally issued to the public)	$0.325
, 2006	$0.260
, 2007	$0.200
, 2008	$0.140
, 2009	$0.080
, 2010	$0.025
, 201 (maturity)	$0.000

If a note is repurchased on a date that is not listed above, the calculation agent will determine the repurchase spread per note by performing a straight-line interpolation between the repurchase spreads for the date listed above immediately preceding the repurchase date and the date listed above immediately following the repurchase date.

ERISA MATTERS

Each purchaser of the notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the notes through and including the date of disposition of such notes that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, “ERISA-Type Plans”); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the notes.

LEGAL MATTERS

The validity of the notes and certain matters relating thereto will be passed upon by legal counsel for Citigroup Funding and Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary Gottlieb Steen and Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup in connection with the notes and the guarantee. Cleary Gottlieb Steen & Hamilton LLP has from time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Enhanced Income StrategySM

Principal-Protected Notes

with Income and Appreciation Potential

Linked to the

2005-7 Dynamic Portfolio IndexSM

Due             , 201

($10 Principal Amount per Note)

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

_____________________

Prospectus Supplement

            , 2005

(Including Prospectus dated

May 3, 2005)

_____________________